                                                                   EXHIBIT 10.7



                             ---------------------

                          LOAN AND SECURITY AGREEMENT

                          dated as of January 1, 1997

                                    between

                    CCI/TRIAD FINANCIAL HOLDING CORPORATION

                                 as Borrower

                                      and

                          METLIFE CAPITAL CORPORATION

                                   as Lender

                             ---------------------

                                  $40,000,000

                             DISCOUNT LOAN FACILITY

                             ---------------------

                            Loans Secured by Leases,
                             Lease Receivables and
                                Leased Equipment

     This LOAN AND SECURITY AGREEMENT is entered between CCI/TRIAD FINANCIAL HOLDING CORPORATION ("SPE"), a California corporation, as borrower, and METLIFE CAPITAL CORPORATION ("Lender"), a Delaware corporation, as Lender.

A. The "Anniversary Date" as defined in Section 1.1 shall be December 31, 1997.

B. The "Aggregate Maximum Loan Amount" of all loans, in accordance with Section 2.1, shall be Forty Million Dollars ($40,000,000).

C. The "Minimum loan Amount" of any single loan, in accordance with Section 2.3, shall be Two Hundred and Fifty Thousand Dollars ($250,000).

D. The "Maximum Full Recourse Amount" of all loans, in accordance with Section 3.12, shall be Forty Million Dollars ($40,000,000).

E. Notices to Lender in accordance with Section 12.2 shall be addressed as follows:

                          Metlife Capital Corporation
                        44 Montgomery Street, Suite 500
                            San Francisco, CA 94104

                     Attn: Executive Vice President, Vendor

All the Terms and conditions of THE MASTER LOAN AND SECURITY AGREEMENT FORM are hereby incorporated by reference and made a part of this AGREEMENT, provided, however the following Special Terms and Conditions (which supplement said MASTER LOAN AND SECURITY AGREEMENT FORM Terms and Conditions) shall supersede and replace any conflicting Terms and Conditions in THE MASTER LOAN AND SECURITY AGREEMENT FORM. All Section numbers and references in this Schedule 1 document, refer to (or supplement) section numbers and references in THE MASTER LOAN AND SECURITY AGREEMENT FORM.


                          SPECIAL TERMS AND CONDITIONS


This LOAN AND SECURITY AGREEMENT is effective as of January 1, 1997.

CCI/TRIAD FINANCIAL HOLDING CORPORATION
a California Corporation


By: /s/ PATRICK J. KERNAN
   ---------------------------------


METLIFE CAPITAL CORPORATION
a Delaware Corporation


By: /s/ MANUEL G. MONTANEZ
   ---------------------------------
    Vice President/Manager Vendor/
    Indirect Group

                 _____________________________________________


                    MASTER LOAN AND SECURITY AGREEMENT FORM

                           DATED AS OF JANUARY 1,1997

                                    BETWEEN

                    CCI/TRIAD FINANCIAL HOLDING CORPORATION

                                  AS BORROWER

                                      AND

                          METLIFE CAPITAL CORPORATION

                                   AS LENDER


                 _____________________________________________

                                  $40,000,000

                             DISCOUNT LOAN FACILITY

                       __________________________________

                                LOANS SECURED BY
                         LEASE RECEIVABLES, LEASES, AND
                                LEASED EQUIPMENT

                               TABLE OF CONTENTS

1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1     "Anniversary Date" . . . . . . . . . . . . . . . . . . . . .  1
         1.2     "Business Day" . . . . . . . . . . . . . . . . . . . . . . .  2
         1.3     "Closing Date" . . . . . . . . . . . . . . . . . . . . . . .  2
         1.4     "Collateral" . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.5     "Discount Facility"  . . . . . . . . . . . . . . . . . . . .  2
         1.6     "Discount Facility Loan" . . . . . . . . . . . . . . . . . .  2
         1.7     "Discount Facility Rate" . . . . . . . . . . . . . . . . . .  2
         1.8     "Discount Facility Loan Value" . . . . . . . . . . . . . . .  2
         1.9     "Effective Date" . . . . . . . . . . . . . . . . . . . . . .  2
         1.10    "Eligible Equipment" . . . . . . . . . . . . . . . . . . . .  2
         1.11    "Eligible Lease" . . . . . . . . . . . . . . . . . . . . . .  2
         1.12    "Equipment"  . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.13    "Event of Default" . . . . . . . . . . . . . . . . . . . . .  3
         1.14    "Excess of Proceeds" . . . . . . . . . . . . . . . . . . . .  4
         1.15    "Guaranty" . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.16    "Invoice Price". . . . . . . . . . . . . . . . . . . . . . .  4
         1.17    "Late Payment Rate". . . . . . . . . . . . . . . . . . . . .  4
         1.18    "Lease". . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.19    "Lease Proceeds" . . . . . . . . . . . . . . . . . . . . . .  4
         1.20    "Lessee" . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.21    "Loan" . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.22    "Loan Repayment Amount". . . . . . . . . . . . . . . . . . .  4
         1.23    "Loan Repayment Date". . . . . . . . . . . . . . . . . . . .  5
         1.24    "Net Loss Pool". . . . . . . . . . . . . . . . . . . . . . .  5
         1.25    "Obligations". . . . . . . . . . . . . . . . . . . . . . . .  5
         1.26    "Operating Agreement". . . . . . . . . . . . . . . . . . . .  5
         1.27    "Operative Document" . . . . . . . . . . . . . . . . . . . .  5
         1.28    "Prepayment Fee" . . . . . . . . . . . . . . . . . . . . . .  5
         1.29    "Proceeds" . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.30    "Remarketing Expenses" . . . . . . . . . . . . . . . . . . .  5
         1.31    "Remarketing Proceeds" . . . . . . . . . . . . . . . . . . .  6
         1.32    "Rent" . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         1.33    "Security Supplement". . . . . . . . . . . . . . . . . . . .  6
         1.34    "Standard Cost". . . . . . . . . . . . . . . . . . . . . . .  6
         1.35    "Tangible Net Worth" . . . . . . . . . . . . . . . . . . . .  6
         1.36    "CCI/Triad". . . . . . . . . . . . . . . . . . . . . . . . .  6

2.       THE DISCOUNT FACILITY. . . . . . . . . . . . . . . . . . . . . . . .  6
         2.1     Total Facility . . . . . . . . . . . . . . . . . . . . . . .  6
         2.2     Interest Calculation . . . . . . . . . . . . . . . . . . . .  7
         2.3     Minimum Loan . . . . . . . . . . . . . . . . . . . . . . . .  7
         2.4     Payments . . . . . . . . . . . . . . . . . . . . . . . . . .  7


3.       THE LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.1     Requests for Loans . . . . . . . . . . . . . . . . . . . . .  7
         3.2     Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.3     Disbursement of Discount Facility Loan . . . . . . . . . . .  8
         3.4     Loan Payments and Amortizations. . . . . . . . . . . . . . .  8
         3.5     Upgrades and Additions . . . . . . . . . . . . . . . . . . .  8
         3.6     Optional Prepayment: Lender Refusal ro Finance Upgrades or
                 Additions. . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.7     Mandatory Prepayment: Termination of Lease . . . . . . . . .  9
         3.8     Mandatory Prepayment: Casualty . . . . . . . . . . . . . . . 10
         3.9     Mandatory Prepayment: Rent Default . . . . . . . . . . . . . 10
         3.10    No Other Prepayments Permitted . . . . . . . . . . . . . . . 10
         3.11    Limited Recorse" . . . . . . . . . . . . . . . . . . . . . . 10
         3.12    Full Recourse. . . . . . . . . . . . . . . . . . . . . . . . 11

4.       CONDITIONS PRECEDENT TO THE INITIAL LOAN . . . . . . . . . . . . . . 11
         4.1     Evidence of Authority OF SPE . . . . . . . . . . . . . . . . 11
         4.2     Evidence of Authority of CCI/Triad . . . . . . . . . . . . . 11
         4.3     Operating Agreement. . . . . . . . . . . . . . . . . . . . . 11
         4.4     Financing Statements . . . . . . . . . . . . . . . . . . . . 12
         4.5     SPE Officer's Certificate. . . . . . . . . . . . . . . . . . 12
         4.6     CCI/Triad Officer's Certificate. . . . . . . . . . . . . . . 12
         4.7     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . 13
         4.8     Agreement of Admission of Additional Secured Parties . . . . 13


5.       CONDITIONS PRECEDENT TO ALL LOANS. . . . . . . . . . . . . . . . . . 13
         5.21    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         5.22    Operating Agreement. . . . . . . . . . . . . . . . . . . . . 13
         5.23    Receipt of Certain Documents . . . . . . . . . . . . . . . . 13
                 (a) Lease. . . . . . . . . . . . . . . . . . . . . . . . . . 13
                 (b) Guaranty . . . . . . . . . . . . . . . . . . . . . . . . 13
                 (c) Financing Statements Filed Against Lessees . . . . . . . 13
                 (d) Financing Statements to be Filed Against TSFC. . . . . . 14
                 (e) Supplement . . . . . . . . . . . . . . . . . . . . . . . 14
                 (f) Notice of Assignment . . . . . . . . . . . . . . . . . . 14
                 (g) Acceptance Supplement. . . . . . . . . . . . . . . . . . 14
                 (h) Other Documents. . . . . . . . . . . . . . . . . . . . . 15

6.       SECURITY AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 15
         6.1     Granting Clause. . . . . . . . . . . . . . . . . . . . . . . 15
         6.2     Appointment of Lender. . . . . . . . . . . . . . . . . . . . 16
         6.3     Further Assurances . . . . . . . . . . . . . . . . . . . . . 17
         6.4     No Obligations Assumed by Lender . . . . . . . . . . . . . . 17
         6.5     Release of Security Interest . . . . . . . . . . . . . . . . 17

         6.6     Final Release by Lender. . . . . . . . . . . . . . . . . . . 17

7.       ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         7.1     Authorization to Collect Rent. . . . . . . . . . . . . . . . 17
         7.2     Collections. . . . . . . . . . . . . . . . . . . . . . . . . 17
         7.3     Remittances. . . . . . . . . . . . . . . . . . . . . . . . . 18
         7.4     Lease Receivables Statements . . . . . . . . . . . . . . . . 18
         7.5     First Loss Provision Statements. . . . . . . . . . . . . . . 18
         7.6     Account Status Statements. . . . . . . . . . . . . . . . . . 18

8.       INDEMNITIES, INSURANCE, FIRST LOSS . . . . . . . . . . . . . . . . . 18
         8.1     Total Facility . . . . . . . . . . . . . . . . . . . . . . . 18
         8.2     Interest Calculation . . . . . . . . . . . . . . . . . . . . 20
         8.3     Minimum Loan . . . . . . . . . . . . . . . . . . . . . . . . 20
         8.4     Payments . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         8.5     Excess Proceeds. . . . . . . . . . . . . . . . . . . . . . . 21

9.       REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . . . . . 21
         9.1     Due Organization . . . . . . . . . . . . . . . . . . . . . . 21
         9.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . 21
         9.3     Principal Place of Business  . . . . . . . . . . . . . . . . 21
         9.4     Binding Obligations. . . . . . . . . . . . . . . . . . . . . 22
         9.5     Approvals and Consents . . . . . . . . . . . . . . . . . . . 22
         9.6     Compliance and Laws  . . . . . . . . . . . . . . . . . . . . 22
         9.7     Clear Ownership. . . . . . . . . . . . . . . . . . . . . . . 22
         9.8     Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.9     Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.10    Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . 23
         9.11    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.12    Further Assurances; Enforcement of Leases. . . . . . . . . . 23
         9.13    Validity and Enforceability of Leases and Guaranties . . . . 24
         9.14    Leases Duly Entered Into . . . . . . . . . . . . . . . . . . 24
         9.15    Equipment Description  . . . . . . . . . . . . . . . . . . . 24
         9.16    Leases Comply with Laws. . . . . . . . . . . . . . . . . . . 24
         9.17    No Impairment of Value or Rights . . . . . . . . . . . . . . 24
         9.18    No Lessor Liens. . . . . . . . . . . . . . . . . . . . . . . 24
         9.19    Notifications. . . . . . . . . . . . . . . . . . . . . . . . 24
         9.20    Books and Records Financial and Other Information. . . . . . 25
         9.21    Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         9.22    Charges and Taxes. . . . . . . . . . . . . . . . . . . . . . 26
         9.23    Financial Covenants. . . . . . . . . . . . . . . . . . . . . 26
         9.24    Maximum Requests for Loans Per Month . . . . . . . . . . . . 27

10.      REPOSSESSION AND REMARKETING . . . . . . . . . . . . . . . . . . . . 27
         10.1    Request to Repossess; Remarketing. . . . . . . . . . . . . . 27

         10.2    Remarketing Expenses . . . . . . . . . . . . . . . . . . . . 28
         10.3    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 28
         10.4    No Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . 28

11.      EVENTS OF DEFAULT, REMEDIES. . . . . . . . . . . . . . . . . . . . . 28
         11.1    Events of Default. . . . . . . . . . . . . . . . . . . . . . 28
         11.2    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . 30

12.      MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         12.1    General. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         12.2    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         12.3    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         12.4    Costs and Expenses . . . . . . . . . . . . . . . . . . . . . 32
         12.5    Successors; Assigns. . . . . . . . . . . . . . . . . . . . . 32
         12.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 33
         12.7    Headings; Titles . . . . . . . . . . . . . . . . . . . . . . 33
         12.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 33

     This MASTER LOAN AND SECURITY AGREEMENT FORM is entered into as of the Effective Date stated in the Schedule 1 document entered into between CCI/TRIAD FINANCIAL HOLDING CORPORATION ("SPE"), a California corporation, as borrower, and the entity shown in the Schedule 1 document, as Lender ("Lender").


                                  INTRODUCTION

     A. Both SPE and Triad Systems Financial Corporation ("TSFC"), a California corporation are wholly owned subsidiaries of COOPERATIVE COMPUTING, INC. dba TRIAD SYSTEMS CORPORATION ("CCI/Triad"), a Delaware corporation. CCI/Triad manufactures and TSFC purchases from CCI/Triad and leases to TSFC's customers computer systems and software, all in accordance with an Operating and Support Agreement among CCI/Triad, TSFC, SPE and Lender.

     B. TSFC has transferred by sale to SPE certain receivables due TSFC under the leases and TSFC has by an agreement substantially in the form of the Sale and Assignment Agreement attached hereto as Exhibit F assigned to SPE certain of its rights and interests in the Leases, computer systems, software and equipment.

     C. Lender engages in the business of equipment lease financing.

     D. Lender is willing to lend to SPE amounts equal to the discounted value of payments receivable under certain of the customer leases of computer systems and software, upgrades and add-ons or other equipment, and SPE is willing to grant a security interest in the lease payments, the leased computer systems and software or other equipment and the interest of TSFC in the leases, all subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows;

     1. DEFINITIONS

     When used in capitalized form herein, the following terms shall have the meanings indicated:

     1.1   "Anniversary Date" - the date stated as the "Anniversary Date" in the
Schedule 1 document.

     1.2 "Business Day" - any day other than a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of California.

     1.3 "Closing Date" - with respect to any Loan, the date on which Lender makes a Loan to SPE under this Agreement.

     1.4   "Collateral" - as defined in Section 6.1.

     1.5 "Discount Facility" - the credit facility provided by Lender to SPE pursuant to Section 2.

     1.6 "Discount Facility Loan" - a Loan made by Lender to SPE under the Discount Facility.

     1.7 "Discount Facility Rate" - with respect to a Discount Facility Loan - will be determined from time to time by mutual agreement of SPE, and Lender.

     1.8 "Discount Facility Loan Value" - of a Lease at the time a Discount Facility Loan is made, a percentage to be determined by mutual agreement between the parties, of each payment of Rent remaining unpaid under the Lease at that time (but excluding any past due Rent), discounted from the date each such payment is due to such time at the Discount Facility Rate with respect to such Discount Facility Loan.

     1.9   "Effective Date" - the date of this Agreement.

     1.10 "Eligible Equipment" - new or remanufactured Equipment, including but not limited to, computer systems and related components, software and accessories manufactured or sold by CCI/Triad or another manufacturer or seller, having a Discount Facility Loan Value of not less than One Thousand Dollars ($1,000.00) subject to an Eligible Lease and not subject to a security interest or other encumbrance in favor of any corporation, firm or other person other than a security interest in favor of Lender arising under this Agreement or a Security Supplement.

     1.11 "Eligible Lease" - a full pay out net lease, substantially in the form of Exhibit A-1, naming TSFC as lessor, that:

           (a) has a noncancelable term of not less than 12 months nor more than 84 months excluding renewals or extensions;

           (b) provides for (i) Rent and casualty payments in amounts sufficient to repay to Lender the Loan made in respect of such lease and interest on such Loan at the Discount Facility Rate, (ii) interest on late payments under such lease at a rate not less than the Late Payment Rate and
                (iii) all payments to be made in United States dollars;

           (c) provides that the lessor's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever other than the passage of time;

           (d) covers only Eligible Equipment subject to a security interest in favor of Lender and includes all hardware and any other systems required to operate any included software;

           (e) is not subject to any conditions, obligations of, or any right or offset, counterclaim or defense by, the Lessee thereunder;

           (f)  is a Lease under which the Lessee is not in default, and;

           (g)  is in all other respects satisfactory to Lender.

     1.12 "Equipment" - any and all Eligible Equipment leased to a Lessee by TSFC under a Lease, located in the United States and made subject to a security interest in favor of Lender by the execution and delivery by SPE to Lender of a Security Supplement specifically describing such Eligible Equipment, together with (i) all accessions, replacements, parts, repairs, fixtures and accessories incorporated therein or affixed thereto under the Lease, and (ii) all upgrades, add-ons and additions incorporated therein or affixed thereto to the extent they have been financed by Lender under this Agreement.

     1.13  "Event of Default" - as defined in Section 11.1.

     1.14 "Excess Proceeds" - of an item of Equipment - any excess of (i) the Remarketing Proceeds thereof, over (ii) the outstanding Loan Repayment Amount applicable to a Lease.

     1.15 "Guaranty" - a guaranty, in the form of the guaranty which comprises a part of Exhibit A-1, executed and delivered by a corporation, firm or other person (a "Guarantor") satisfactory to Lender, assigned to Lender as security by the execution and delivery by SPE of a Security Supplement specifically describing such guaranty.

     1.16 "Invoice Price" - with respect to any Equipment - the aggregate invoice prices of CCI/Triad, as manufacturer or seller, or any other manufacturer or seller, net of taxes, transportation cost, delivery cost and any acquisition or other fees payable by TSFC to CCI/Triad or any of its affiliates.

     1.17 "Late Payment Rate" - with respect to a Discount Facility Loan - two percent (2%) over the applicable Discount Facility Rate.

     1.18 "Lease" - an Eligible Lease duly executed by the Lessee, approved by Lender and assigned to Lender as security by the execution and delivery by SPE to Lender of a Security Supplement specifically describing such Eligible Lease.

     1.19 "Lease Proceeds" - with respect to any Lease - all payments due from or with respect to the Lessee, such Lease or the Equipment subject to such Lease, including, but not limited to, all Rent and any security deposits held by TSFC, all casualty, early termination, purchase option and indemnity payments, and all insurance and sales or lease proceeds of and requisition payments for the Equipment subject to such Lease.

     1.20 "Lessee" - a United States-domiciled corporation, partnership or sole proprietorship that is the obligor for payment of Rent under a Lease.

     1.21 "Loan" - any advance of funds to SPE by Lender under this Agreement as evidenced by a Security Supplement.

     1.22 "Loan Repayment Amount" - with respect to a Loan at any time - the aggregate unpaid principal of, and accrued interest (including any interest accrued at the Late Payment Rate) on, such Loan.

     1.23 "Loan Repayment Date" - with respect to any Loan - the twentieth day of each calendar month, commencing with the first such day to occur after the Closing Date for such Loan.

     1.24  "Net Loss Pool" - as defined in Section 8.4.

     1.25  "Obligations" - as defined in Section 6.1.

     1.26 "Operating Agreement" - the Operating and Support Agreement entered into among CCI/Triad, TSFC, SPE, and Lender, substantially in the form of Exhibit "B" attached hereto.

     1.27 "Operative Documents" - this Agreement, each Security Supplement and the Operating Agreement.

     1.28 "Prepayment Fee" - a fee equal to two percent (2%) of then unpaid principal amount due Lender under any Lease which is prepaid pursuant to
Section 3.7.

     1.29 "Proceeds" - of an item of Equipment - the sum of (i) the (a) gross cash proceeds of sale of such item or (b) aggregate Rent obligation under a re-lease of such item discounted at the applicable Discount Facility Rate, as the case may be, plus (ii) any past due Rent and any other termination amount paid by the Lessee, or by SPE on behalf of the Lessee, plus (iii) any security deposit held by TSFC that reduces the Lessee's lease termination payment.

     1.30 "Remarketing Expenses" - with respect to an item of Equipment - the sum of (i) costs of repossessing, transporting, refurbishing and remarketing the item pursuant to Section 10, plus (ii) any applicable sales, use or similar taxes imposed in connection with the sale or re-lease of such item and not paid by the purchaser or lessee, plus (iii) in the case of a Lease default, enforcement and collection costs.

     1.31 "Remarketing Proceeds" - with respect to an item of Equipment - the Proceeds minus the Remarketing Expenses.

     1.32 "Rent" - under a Lease, the periodic charges specified in the Lease for the use of the Equipment, excluding casualty or early termination, purchase option and indemnity payments and any amounts a Lessee may be required to pay for taxes, license fees, assessments or maintenance.

     1.33 "Security Supplement" - a supplement hereto substantially in the form of Exhibit "C", executed and delivered to Lender by SPE, describing Equipment and Leases and subjecting the same to the security interest in favor of Lender arising under Section 6.

     1.34 "Standard Cost" - with respect to an item of Equipment at any time - an amount equal to fifty percent (50%) of the Loan Repayment Amount of the Lease calculated on the Loan Repayment Date.

     1.35 "Tangible Net Worth" of TSFC - the gross book value of TSFC's consolidated tangible assets less (a) reserves applicable thereto and (b) all of TSFC's consolidated liabilities (including accrued and deferred income taxes) other than indebtedness subordinated, in a manner satisfactory to Lender, to TSFC's indebtedness to Lender. All determinations of the characterization of assets and of the values comprising "Tangible Net Worth" shall be made in accordance with generally accepted accounting principles consistently applied.

     1.36 "CCI/Triad" - Cooperative Computing, Inc. ("CCI/Triad"), a Delaware corporation, or any successor entity resulting from the sale or transfer of the stock of CCI/Triad to another corporation as a result of the merger, acquisition, consolidation, or dissolution of CCI/Triad or resulting from the transfer of all or substantially all of the assets of CCI/Triad.


  2. THE DISCOUNT FACILITY

     2.1 Total Facility. Subject to the terms and conditions hereof, from time to time, from (and including) the Effective Date to and excluding the Anniversary Date, Lender may with respect to each Lease, make a Loan to SPE in a principal amount equal to the Discount Facility Loan Value; provided, however, the aggregate principal amount of all Loans outstanding at any time shall not exceed the "Aggregate Maximum Loan Amount" stated in the Schedule 1 document, and provided further that none of TSFC, SPE nor CCI/Triad suffer a material adverse financial change in its business or financial condition during the term of this Agreement.

     2.2 Interest Calculation. Interest on the Discount Facility Loans shall be computed on the basis of a 360-day year of 12-30 day months.

     2.3 Minimum Loan. The aggregate principal amount of the Loans made on any Closing Date shall be not less than the "Minimum Loan Amount" stated in the
Schedule 1 document

     2.4 Payments. Lender shall pay the proceeds of the Loans in immediately available funds on the Closing Dates for such Loans. SPE shall make each payment due under this Agreement to Lender or Lender's assignee in immediately available funds to the account or address specified by Lender or such assignee.


  3. THE LOANS

     3.1 Requests for Loans. No later than ten (10) Business Days before the Closing Date relating to a Discount Facility Loan requested by SPE, SPE shall submit to Lender Eligible Leases together with lease schedules and other supporting documentation, and the following:

           (a) the name of each Lessee under such Eligible Leases, together with (i) unless previously submitted to Lender, financial statements, to the extent available, of each such Lessee, if the equipment value is over Fifty

                Thousand Dollars ($50,000.00), as of the end of such Lessee's most recent fiscal year, and any interim financial statements of such Lessee readily available to TSFC, SPE or CCI/Triad, all in form and substance satisfactory to Lender, (ii) the payment history of such Lessee under other leases entered into between such Lessee and TSFC, and (iii) such additional financial information pertaining to any Lessee as Lender may request;

           (b)  the Rent schedule for each such Eligible Lease; and

           (c) such other relevant information as Lender shall reasonably require.

     3.2 Approvals. Within ten (10) Business Days of receipt of all information required to be submitted pursuant to Section 3.1, Lender shall advise SPE in writing if, in its sole and unlimited discretion, Lender approves the proposed Eligible Lease and, if Lender requires the credit support of a Guarantor, the credit of the proposed Guarantor. If Lender fails to give such advice within such ten (10) day period, Lender shall be deemed to have declined such credit. Lender may revoke any credit approval prior to making the Discount Facility Loan relating to a proposed Lease if, in Lender's judgment, the proposed Lessee or Guarantor suffers a material adverse change in its business or financial condition. Lender shall promptly return all credit packages to SPE relative to any rejected lease transactions.

     3.3 Disbursement of Discount Facility Loan. Subject to satisfaction of the conditions precedent set forth in Section 4 and Section 5, Lender shall make Discount Facility Loans on the Closing Date proposed in accordance with this Section 3. The Discount Facility Loans made on the Closing Date shall be in an aggregate principal amount equal to the aggregate Discount Facility Loan Values of the Eligible Leases submitted by SPE pursuant to Section 3.1 and approved by Lender pursuant to Section 3.2. If, for any reason, a Discount Facility Loan is not made on a proposed Closing Date notwithstanding compliance by SPE with Section 3.1, the Closing Date may be rescheduled to a date, within ten (10) Business Days of such Closing Date, mutually agreed upon in writing by Lender and SPE.

     3.4 Loan Payments and Amortizations. Each Discount Facility Loan shall bear interest at the Discount Facility Rate determined for such Loan and shall be evidenced by a Security Supplement which shall set forth the repayment terms with respect to such Discount Facility Loan in a manner satisfactory to Lender and shall identify the Lease(s) with respect to which such Discount Facility Loan is made. Principal of, and accrued interest on, the

Discount Facility Loans shall be payable in accordance with the Security Supplement for such Discount Facility Loan. Each Discount Facility
Loan shall be amortized by the Lease Proceeds received by Lender with respect to the Leases financed by such Loan, with such Lease Proceeds applied first to accrued and unpaid interest, then to any other amounts due under such Loan, and then to principal.

     3.5 Upgrades and Additions. TSFC may, from time to time, agree with a Lessee under a Lease that the Equipment subject to such Lease shall be upgraded or that additional Eligible Equipment should be added to such Lease. If TSFC and such Lessee amend such Lease to increase the Rent payable thereunder in consideration of such upgrade or addition, SPE may request that Lender finance the additional Lease Proceeds arising under such amendment ( the "Lease Amendment") attributable to such increase in Rent. Not later than ten (10) Business Days after such request, Lender shall give SPE written advice as to whether Lender, in its sole discretion, has elected to finance such additional Lease Proceeds. If Lender fails to give such advice within such ten (10) day period, Lender shall be deemed to have declined to finance such additional Lease Proceeds and shall so advise SPE in writing. If Lender agrees to finance such additional Lease Proceeds, Lender shall, subject to satisfaction of the conditions precedent set forth in Sections 4 and 5, make a Discount Facility Loan in an amount equal to the aggregate increase in Rent effected by the Lease Amendment which remains unpaid as of the applicable Closing Date, but excluding any such increase in Rent which is past due, discounted at the Discount Facility Rate determined on the applicable Closing Date. The Closing Date with respect to such Discount Facility Loan shall be a date agreed upon in writing by Lender and SPE. If Lender agrees to make such a Discount Facility Loan, the Lease Amendment shall be considered a "Lease" for all purposes of this Agreement (including, without limitation, Section 5). If SPE finances such upgrades or additions through a source other than Lender and does not prepay in accordance with Section 3.6, SPE agrees that any security interest granted to a source other than Lender shall not conflict with Lender's security interest.

     3.6 Optional Prepayment: Lender Refusal to Finance Upgrades or Additions. If Lender elects not to finance increased Lease Proceeds related to upgrades or additions pursuant to Section 3.5, SPE may give Lender not less than ten (10) days prior written notice of its intention to prepay the Discount Facility Loan made to finance the Lease in respect of which an upgrade or addition has been made. On the first Loan Repayment Date to occur after the ten (10) day notice period has elapsed, SPE shall (i) prepay the outstanding principal balance of such Discount Facility Loan made to finance such Lease and (ii) pay all accrued and unpaid interest on such Discount Facility Loan to the date of prepayment.
No Prepayment Fee shall be payable in respect of an optional prepayment made pursuant to this Section 3.6.

     3.7 Mandatory Prepayment: Termination of Lease. If a Lessee voluntarily terminates a Lease before its scheduled expiration, SPE shall prepay the Discount Facility Loan made to finance such Lease on the Loan Repayment Date immediately following such termination. On such Loan Repayment Date, SPE shall pay to Lender (i) the Loan Repayment Amount with respect to the Loan made to finance such Lease and (ii) the Prepayment Fee.

     3.8 Mandatory Prepayment: Casualty. If any Equipment subject to a Lease is lost or damaged, and cannot be repaired or replaced with substantially similar Equipment by the first Loan Repayment Date occurring not less than thirty (30) days after such loss or damage, SPE shall prepay the Discount Facility Loan made to finance such Lease on such Loan Repayment Date. On such Loan Repayment Date, SPE shall pay to Lender the Loan Repayment Amount with respect to the Loan made to finance such Lease. No Prepayment Fee shall be payable in respect to a mandatory prepayment made pursuant to this Section 3.8.

     3.9 Mandatory Prepayment: Rent Default. If any Rent under any Lease financed or refinanced by a Discount Facility Loan shall remain unpaid for a period of ninety (90) days from the date when due, SPE shall prepay such Loan up to the Net Loss Pool in accordance with Section 8.4. No Prepayment Fee shall be payable in respect to a mandatory prepayment made pursuant to this
Section 3.9.

     3.10 No Other Prepayments Permitted. No Discount Facility Loan may be prepaid except as otherwise expressly provided in the Agreement unless SPE pays together with the Loan Repayment Amount for such Discount Facility Loan the Prepayment Fee.

     3.11  Limited Recourse.  Lender agrees that, except as provided in this
Section 3.11, Section 3.9, Section 3.12, Section 8, and Section 10 with respect to Remarketing Expenses and Section 11, each Discount Facility Loan is nonrecourse to SPE and that the repayment of each Discount Facility Loan shall be obtained solely from the Lease Proceeds of the Leases, Proceeds of the Equipment and the other collateral in which Lender has been granted a security interest pursuant to Section 6; provided, however, that SPE shall be jointly and severally liable (without any limitation on recourse) with TSFC (i) if (a) either TSFC or SPE shall fail to pay over to Lender any Lease Proceeds received by TSFC or SPE and due Lender hereunder, in which case SPE shall be liable for the amount of the Lease Proceeds not so paid over plus interest accrued thereon at the Late Payment Rate from the date the Lease Proceeds were required to be paid over to Lender, or (b) the fees and payments paid by a Lessee to SPE or TSFC upon termination of a Lease are less than the Loan Repayment Amount relating to such Lease and (ii) for all payments required to be made pursuant to Section 3.8, whether or not insurance proceeds received by SPE or TSFC are at least equal to such payments.

     3.12 Full Recourse. Notwithstanding anything set forth herein, including, without limitation, any limitation on recourse against SPE, Discount Facility Loans in the aggregate principal amount of the "Maximum Full Recourse Amount" stated in the Schedule 1 document at any one time outstanding may be with recourse to SPE. Such Loans shall be secured by Leases which are Eligible Leases except that the creditworthiness of the Lessee may not otherwise be acceptable to Lender. A Discount Facility Loan with recourse shall be designated as such by mutual written agreement of Lender and SPE, as the case may be, prior to the Closing Date of such Loans. Upon occurrence at any time of any default under such Leases, SPE shall repay the Discount Facility Loan made to finance such Leases on the Loan Repayment Date occurring not more than thirty (30) days after such default. On such Loan Repayment Date, SPE shall pay
(i) the outstanding principal balance of the Discount Facility Loan made to finance such Leases, and (ii) all accrued and unpaid interest on such Discount Facility Loan to the date of payment. No Prepayment Fee shall be payable in respect of any such prepayment. The amounts paid to Lender by SPE pursuant to this paragraph shall not be charged against the First Loss Provision defined in
Section 8.4.


  4. CONDITIONS PRECEDENT TO THE INITIAL LOAN

     Lender will not make the initial Loan hereunder until it has received all of the following, in form and substance satisfactory to Lender:

     4.1 Evidence of Authority of SPE. Certified resolutions of the Board of Directors of SPE, authorizing the execution, delivery and performance of each of the Operative Documents to which SPE is a party and any other document required hereunder together with an incumbency certificate with respect to the officer or officers of SPE executing any of such Operative Documents and any document required hereunder.

     4.2 Evidence of Authority of CCI/Triad. Certified resolutions of the Board of Directors of CCI/Triad authorizing the execution, delivery and performance of the Operating Agreement and any other document required thereunder together with an incumbency certificate with respect to the officer or officers of CCI/Triad executing the Operating Agreement and any document required thereunder.

     4.3 Operating Agreement. The Operating Agreement, duly executed by CCI/Triad, TSFC, SPE, and Lender.

     4.4 Financial Statements. The most recent consolidated financial statements of CCI/Triad and TSFC.

     4.5 SPE Officer's Certificate. A certificate from a duly authorized officer of SPE, dated as of the first Closing Date, stating that:

           (a) all representations and warranties made by SPE under this Agreement and under the Operating Agreement are true and correct as of the date of the certificate;

           (b) SPE is in compliance with all covenants made under this Agreement; and

           (c) no event has occurred and is continuing that is, or with the passage of time or giving of notice would be, an Event of Default or a default under or breach of the Operating Agreement; and containing an express undertaking by SPE to give immediate notice to Lender if at any time prior to the Anniversary Date if any of the above statements are no longer true.

     4.6 CCI/Triad Officer's Certificate. A certificate from a duly authorized officer of CCI/Triad, dated as of the first Closing Date, stating that:

           (a) all representations and warranties made by CCI/Triad under the Operating Agreement are true and correct as of the date of the certificate;

           (b) CCI/Triad is in compliance with all covenants made under the Operating Agreement;

           (c) no event has occurred and is continuing that is, or with the passage of time and/or giving of notice would be, a default under or breach of the Operating Agreement; and

           (d) containing an express undertaking by CCI/Triad to give immediate written notice to Lender if at any time prior to the Anniversary Date if any of the above statements is no longer true.

     4.7   Insurance. Evidence of the insurance required by Section 8.3.

     4.8 Agreement of Admission of Additional Secured Parties. Evidence that the Agreement of Admission of Additional Secured Parties, in the form previously executed by Lender has been duly executed and delivered by all of the other parties thereto.


  5. CONDITIONS PRECEDENT TO ALL LOANS

     Lender will not make any Loan hereunder (including the initial Loan) unless on the date thereof:

     5.1 Notice. SPE shall have given Lender verbal notice of each Closing Date no later than five (5) Business Days prior to such Closing Date.

     5.2 Operating Agreement. The Operating Agreement shall be in full force and effect and no defaults or breaches shall exist thereunder as of the applicable Closing Date.

     5.3 Receipt of Certain Documents. Lender shall have received the following, in form and substance satisfactory to Lender:

           (a) Lease. (i) A signed fax copy or original, manually executed counterparts in the possession of CCI/Triad or TSFC on such Closing Date of each Lease financed on such Closing Date and the related Lease Schedule substantially in the form contained in Exhibit "A-1", in each case duly executed by TSFC as lessor and by the Lessee thereunder;

           (b) Guaranty. If required by Lender, signed fax copy or original, manually executed counterparts in the possession of CCI/Triad or TSFC on such Closing Date of each Guaranty duly executed by the Guarantor;

           (c) Financing Statements Filed Against Lessees. Except in the case of Leases of Equipment having an aggregate Invoice Price less than Thirty-five Thousand Dollars ($35,000.00), evidence of electronic filing receipts, a search report (from Dun and Bradstreet or comparable reporting entity) confirming the existence or copies (any of such documentation with filing numbers and filing dates) of duly executed and filed Uniform Commercial Code financing statements on form UCC-1 naming TSFC as secured party and the Lessees under the Leases to be financed on the

                Closing Date as debtors, identifying as collateral the Equipment subject to such Leases.

           (d) Financing Statements to be Filed Against SPE. Copies of duly executed Uniform Commercial Code financing statements on form UCC-1, naming SPE as debtor and Lender, as secured party, and identifying as collateral the Leases and any Guaranties and Equipment to be assigned in sufficient number to be filed in all jurisdictions as may be necessary, in Lender's judgment, to perfect Lender's security interest in such collateral, including, without limitation, jurisdictions where SPE has its chief executive offices and maintain its records in respect to the Leases;

           (e) Supplement. A Security Supplement, duly executed by SPE relating to and describing the Lease, any Guaranty and the Equipment covered thereby;

           (f) Notice of Assignment. An original notice to the relevant Lessee of the assignment to Lender of the relevant Lease, signed by TSFC, substantially in the form of Exhibit "D";

           (g) Acceptance Supplement. A copy of the original executed counterpart of the delivery and acceptance certificate with respect to each Lease where the Invoice Price exceeds Fifty Thousand Dollars ($50,000.00) ( substantially in the form contained in Exhibit "A-1") containing a complete description of the Equipment, duly executed by the Lessee thereunder; and

           (h) Other Documents. Such other documents, instruments or agreements as Lender may reasonably request.


  6. SECURITY AGREEMENT

     6.1 Granting Clause. In order to induce Lender to make Loans from time to time to SPE, and in order to secure (i) the prompt repayment of the Loans and payment of all interest accrued thereon and any applicable Prepayment Fee if any, (ii) the strict performance and observance by SPE of the obligations to be performed by it hereunder and (iii) all costs of litigation, collection, reasonable attorneys' fees and other costs expended or incurred in connection with the enforcement of Lender's rights hereunder and with respect to the Leases and the Equipment (the obligations referred to in clauses (i) through (iii) being collectively referred to as the "Obligations"), SPE hereby assigns, pledges and grants a continuing security interest to Lender in all of its right, title and interest in and to the following described properties, assets and rights (such properties, assets and rights collectively called the "Collateral"):


           (a) each Lease and all of SPE's rights thereunder including the right to receive payments (including Rent and security deposits) due to SPE thereunder and the right to exercise rights and remedies upon default;

           (b) every item or component of Equipment subject to Leases, together with (i) all accessions, replacements and substitutions thereto and therefor and (ii) all upgrades, add-ons and additions thereto and therefor to the extent they have been financed by Lender under this Agreement, and (iii) all of its rights in the software and licenses related thereto;

           (c) each and every Guaranty, security interest, mortgage or other security securing the payment and performance of the Lessee's obligations under the Leases;

           (d) all Lease Proceeds and Proceeds of items or components of Equipment;

           (e) all warranty and other rights SPE may have with respect to the Leases against the manufacturer of the Equipment, and

           (f) the proceeds (whether cash or non-cash proceeds), and products of all the properties, assets and rights described in paragraphs (a), (b),(c), (d) and (e) above including without limitation, all insurance payments, whether or not Lender is the loss payee thereof; in each case whether now owned or hereafter acquired.

     6.2 Appointment of Lender. If Lender assumes administration of collection of Rent pursuant to Section 11.2, SPE irrevocably appoints the Lender as its attorney-in-fact (such power being coupled with an interest) to do, in its sole and unlimited discretion, any or all of the following:

           (a) to endorse or sign SPE's name on all checks, collections receipts, UCCs or other documents related to the Leases;

           (b) to take possession of and open mail addressed to SPE or TSFC relating to such collection and remove Rent and proceeds and products of the Collateral;

           (c) to ask, demand, collect, receive, sue for, compound and give acquittance for any and all payments assigned hereunder;

           (d) to settle, adjust or compromise any claim thereunder as fully as it could itself;

           (e) to endorse its name on all checks and other commercial paper given in payment or in part payment thereof; and

           (f) in its discretion, to file any claim or take any other action or proceeding, either in Lender's own name or in its name, or otherwise, that Lender may deem necessary or appropriate to collect any and all sums that may be or become due or payable under the Leases or that may be necessary or appropriate to protect the right, title and interest of Lender in and to the Collateral and the security intended to be afforded thereby and hereby.

     6.3 Further Assurances. SPE will upon written direction from Lender and at the expense of SPE, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, instruments, transfers and assurances reasonably necessary or proper for the better assuring, conveying, assigning and confirming unto Lender all of the Collateral, whether now owned or hereafter acquired and shall not provide further assurances to any other lender which may conflict with Lender's security interest or provide such lender with a security interest superior to Lender's without first giving to Lender the same further assurances.

     6.4 No Obligations Assumed by Lender. Lender does not assume, and its interest herein shall not be subject to, any obligation or liability of TSFC under any Lease or any other agreement between SPE, TSFC or CCI/Triad and a lessee, any duty to collect money due thereunder or to enforce collection thereof. Lender assumes no responsibility, obligation or liability for any representation, warranty or obligation, express or implied, made by any agent or employee of SPE, TSFC, or CCI/Triad to a Lessee in connection with any Lease.

     6.5 Release of Security Interest. Upon payment in full of all amounts due on a Loan and provided no Event of Default shall have occurred and be continuing, Lender agrees to (i) release its security interest in the Lease financed by such Loan and the Equipment subject thereto; (ii) deliver to SPE such other documents relating to released Leases and Equipment prepared by SPE as SPE may reasonably request, and (iii) deliver the foregoing items within ten (10) days to SPE after receipt of termination payment.

     6.6 Final Release by Lender. Upon repayment in full to Lender of all Loans, and performance of all other Obligations, Lender will release its security interest in the Collateral in the manner provided in Section 6.5.


  7. ADMINISTRATION

     7.1 Authorization to Collect Rent. Until such time as there is an Event of Default hereunder or SPE's authority to collect Rent is terminated pursuant to Section 11, SPE is authorized to and shall collect Rent from Lessees.

     7.2 Collections. SPE will undertake such collections as an independent contractor and not as Lender's agent, and in connection therewith will at its sole cost and expense, diligently perform all billing and collecting for Rent due and to become due with respect to Leases and Equipment financed under Discount Facility Loans. SPE shall bill Lessees in accordance with a standard billing procedures provided that each invoice sent with respect to any Lease subject to this Agreement shall segregate the amount due thereunder for rent, taxes and any other amounts due.

     7.3 Remittances. SPE shall, on or before the Loan Repayment Date of each month, make payment to Lender of the amount due on each Discount Facility Loan on such date regardless of whether or not any Rent under applicable Leases shall have been collected by SPE. SPE's obligation to make remittances pursuant to this Section 7.3 shall cease and be of no further effect at such time as SPE shall have no further liability under the provisions of Section 8.4 of this Agreement.

     7.4 Financial Statements; Lease Receivables Statements. SPE shall provide Lender with monthly financial statements relating to the immediately preceding month. As soon as available, but no later than the twentieth day of each month, SPE shall cause TSFC to deliver to Lender a list of all Leases then outstanding, and a statement showing the aging of receivables under, payments and collections received under, such Leases, both being complete and correct.

     7.5 First Loss Provision Statements. On the last Business Day of each January, April, July and October, SPE shall cause TSFC to provide Lender with a quarterly statement as of such date of the First Loss Provision described in
Section 8.4, in the form attached hereto as Exhibit E..

     7.6 Account Status Statements. As soon as available, SPE shall cause TSFC to deliver to Lender any changes in account status for any Leases then outstanding that TSFC becomes aware of from time to time. Account status shall be defined, but not limited to, changes in Lessee billing address, equipment locations, equipment, and/or legal name.


  8. INDEMNITIES, INSURANCE, FIRST LOSS

     8.1 Indemnities. Notwithstanding anything set forth herein, including, without limitation, any limitation on recourse against SPE, SPE shall indemnify Lender and hold it safe and harmless from and against any and all losses, claims, actions, suits, proceedings, costs, expenses, damages and liabilities ("Indemnified Amount") (other than Indemnified Amounts arising from or pertaining to the negligence or misconduct by Lender) that may at any time be made, brought, incurred, assessed or adjudged against Lender arising from or pertaining to:

           (a)  the use, maintenance or operation of the Equipment;

           (b) breach of any covenant or warranty made by SPE, TSFC, or CCI/Triad relating to any Equipment or Lease or maintenance of any Equipment, including qualification of any Equipment for any tax benefit;

           (c) any claim, action or proceeding involving patent or trademark infringement or copyright or trade secret violations relating to the Equipment (including any interest or penalty) whether or not such claim, action or proceeding involves a claim of infringement or a combination or design patent;

           (d) failure of Lender, for whatever reason, to have obtained a first priority perfected purchase money security interest in and lien on the Collateral, including, without limitation, the Leases and the Equipment whether or not (i) the Equipment is deemed to be an asset of a

                Lessee as the result of a Lease being held to be a security agreement rather than a true lease or (ii) Uniform Commercial Code financing statements on form UCC-1 were filed against a Lessee with respect to the Equipment under Section 5.3 (c);

           (e) any misrepresentation made by any agent or employee of SPE, TSFC or CCI/Triad in the course of negotiations regarding any Lease or Equipment;

           (f) any breach of any warranty or covenant, or any misrepresentation, of SPE, TSFC or CCI/Triad in any Lease, any Operative Document or any certificate of an officer of SPE, TSFC or CCI/Triad delivered in accordance therewith;

           (g) failure of any lease or Equipment to comply with applicable laws, regulations or contractual specifications or warranties, or to be an Eligible Lease or Eligible Equipment, as the case may be;

           (h) any dispute, claim, offset, or defense of any Lessee (other than payment by, or discharge in bankruptcy of, such Lessee) to the payment of any Rent;

           (i) Lender having received from TSFC only a fax copy (rather than the original, manually executed copy) of any Lease or any Guaranty;

           (j) failure of SPE, TSFC or CCI/Triad to pay when due any taxes for which any of them is liable; and

           (k) any wrongful or negligent acts or omissions of SPE, its agents or assigns, in carrying out SPE's obligations under Section 7 or Section 10.

     All of the indemnities set forth in this Section 8.1 shall survive the cancellation or termination of this Agreement.

     8.2 Indemnity Payment. Upon the occurrence of any of the events set forth in Section 8.1, SPE unconditionally agrees to pay Lender, upon written demand, the Indemnified Amount.

     8.3 Insurance. With respect to all Equipment, SPE shall cause TSFC to maintain in full effect, and shall deliver to Lender evidence of, (a) liability insurance, including all-risk insurance, with a combined single limit of at lease Five Hundred Thousand Dollars ($500,000.00) per occurrence, naming Lender as additional insured, (b) property damage insurance on all Equipment, naming Lender as a loss payee, in an amount equal to actual cash value or replacement value, with a deductible of not more than Two Hundred Thousand Dollars ($200,000.00) per year for all Equipment and (c) such other insurance as is usual in the business carried on by SPE, TSFC and CCI/Triad which insurance shall be satisfactory to Lender as to amount, form, nature and carrier.

     8.4 First Loss Provision. If any Rent under any Lease financed or refinanced by a Discount Facility Loan shall remain unpaid for a period of ninety (90) days from the date when due, SPE shall, on the next succeeding Loan Repayment Date, upon written demand by Lender, pay to Lender the Loan Repayment Amount of such Discount Facility Loan. The liability of SPE under this Section
8.4 on any Loan Repayment Date shall not exceed (i) ten percent (10%) of the aggregate initial principal amount of Loans made under this Agreement as of such Loan Repayment Date plus (ii) the aggregate Standard Cost of all Equipment remarketed pursuant to Section 10 as of such Loan Repayment Date minus (iii) the aggregate Loan Repayment Amounts paid by SPE to Lender pursuant to this
Section 8.4 with respect to Discount Facility Loans as of such Loan Repayment Date minus (iv) the aggregate of all cure amounts paid by SPE to Lender on behalf of Lessees with respect to Leases financed by Discount Facility Loans which Lender has demanded to be repaid under this Section 8.4 on such Loan Repayment Date to the extent SPE has been unable to collect such amounts from such Lessees as of such Loan Repayment Date ( the "Net Loss Pool"). The method of determining this amount is described in Exhibit "E". Lender's rights under this Section 8.4 shall be cumulative and in addition to all other rights to receive payment of the Discount Facility Loans pursuant to this Agreement. If, at any time, SPE's liability under this Section 8.4 with respect to Leases financed by a Discount Facility Loan shall have been reduced to zero, SPE shall thereafter have no liability under this Section 8.4 with respect to that Discount Facility Loan.

     8.5 Excess Proceeds. If, on any Loan Repayment Date, all or any portion of any Loan Repayment Amount shall not have been paid to Lender pursuant to Section 8.4 due to the limitation on the liability of SPE set forth in that Section and SPE thereafter realizes Excess Proceeds with respect to any Equipment, the previously unpaid portion of all such Loan Repayment Amounts shall be promptly paid by SPE to Lender to the extent of such Excess Proceeds.


  9. REPRESENTATIONS, WARRANTIES AND COVENANTS

     SPE represents, warrants and covenants that:

     9.1 Due Organization. Both SPE and TSFC are a corporations duly organized and validly existing in good standing under the laws of California, and each is duly qualified or otherwise authorized to do business wherever necessary to carry on its present business and operations and to perform its respective obligations under each Operative Document and each Lease.

     9.2 Authority. Both SPE and TSFC have the full power, authority and legal right to enter into and perform its obligations under each Operative Document.

     9.3 Principal Place of Business. As to each of SPE and TSFC, respectively, its chief executive office and the office where it maintains its records concerning payments under the Leases is in Livermore, California, and it will not change such principal place of business or remove therefrom such records, or any other records relating to the Collateral or any Loan, without at least thirty (30) days prior written notice to Lender.

     9.4 Binding Obligations. Each Operative Document has been duly authorized and upon execution and delivery will constitute legal, valid and binding obligations, enforceable against it, TSFC and CCI/Triad in accordance with the terms thereof.

     9.5 Approvals and Consents. No stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligation, or authorization, consent, approval or license by, exemption from or registration with, any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, is necessary in connection with the execution, delivery and performance of obligations other than Lender's under the Operative Documents, and no consent of any owner, lessor or mortgagee of premises where any Equipment is located is needed to permit Lender or the lessor to enforce the rights of the lessor under the Leases or, if required, the same have been obtained and certified copies have been delivered to Lender.

     9.6 Compliance with Laws. There is no law, governmental rule, regulation, judgment, decree or order binding on it that would be contravened by the execution and delivery of, and performance under, the Operative Documents. It will at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over it or its business which would materially have an adverse impact upon SPE's business.

     9.7 Clear Ownership. The interests of SPE and TSFC combined are, and will continue to be, the record and beneficial ownership of 100% of each Lease and all Equipment subject to Leases in which TSFC is named as Lessor, free and clear of all mortgages, deeds of trust, pledges and other liens, security interests, charges or encumbrances, except for liens for taxes due but not yet payable and liens in favor of Lender, and shall promptly deliver to Lender any executed counterparts of Leases which were not delivered to Lender pursuant to
Section 5.3(a) and which have subsequently come into TSFC's or CCI/Triad's possession. Notwithstanding the foregoing, TSFC and SPE shall be entitled to transfer to CCI/Triad or a subsidiary corporation of CCI/Triad record and beneficial ownership of any Equipment subject to Leases in which TSFC is named as Lessor, provided that:

           (a) SPE remains fully bound under this Agreement with respect to all Obligations, including the Obligations assumed by the assignee;

           (b) the assignee assumes in writing the Obligations of SPE under this Agreement and recognizes the continuing validity and priority of the lien of Lender in the Equipment; and

           (c) the assignee executes any documentation reasonably required by Lender to facilitate the foregoing provisions of this Section
                9.7 and the Operating Agreement.

     9.8 Filings. This Agreement and the Uniform Commercial Code filings made pursuant hereto create in favor of Lender a valid and perfected first priority security interest in the Collateral securing the Obligations.

     9.9 Actions. There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened against or affecting it or TFSC or their respective properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, if determined adversely to either of them, would have a material adverse effect on their respective condition (financial or other), business performance, operations, properties or prospects, their respective ability to perform their respective obligations under the Operative Documents or the Leases or Lender's security interest in the Collateral.

     9.10 Payment of Taxes. It has filed and will file all tax returns (federal, state and local) required to be filed and has paid all taxes shown thereon to be due, including interest and penalties, unless it is contesting the payment of certain taxes in good faith and has established adequate reserves therefore.

     9.11 Notices. It will send to Lender copies of all significant notices, including, but not limited to, any notices with respect to the terms of any Lease, and other instruments or communications required or permitted to be given by the Lessee under any Lease.

     9.12 Further Assurances; Enforcement of Leases. TSFC will: (a) preserve and maintain its corporate existence and all rights, privileges and franchises now enjoyed and conduct its business in an orderly, efficient and customary manner; and (b) from time to time, at its own expense, take all actions reasonably necessary to establish, preserve, protect and perfect the rights created by this Agreement, including, without limitation, (i) the full and punctual performance of all of its obligations under the Leases; (ii) the enforcement of the Leases without waiver, amendment or modification; and (iii) the exercise of any and all rights of the lessor under the Leases as may be necessary or advisable to assure full compliance with the terms and provisions thereof and to protect Lender's security interest in the Collateral.

     9.13 Validity and Enforceability of Leases and Guaranties. Each Eligible Lease and Guaranty submitted to Lender pursuant to Section 5.3 is genuine, valid and enforceable and is not subject to any offset, deduction, counterclaim or lien.

     9.14 Leases Duly Entered Into. All parties to each Lease and Guaranty have full authority and capacity to execute and deliver such Lease or Guaranty, as the case may be. The entire agreement with each Lessee is embodied solely in the executed counterparts of the applicable Lease and other documentation furnished to Lender with respect to such Lease.

     9.15 Equipment Description. Each Lease describes the Equipment leased to the Lessee named in such Lease, the Rent required for such Equipment and any applicable early termination payments.

     9.16 Leases Comply with Laws. Each Lease complies with and does not violate applicable laws, regulations or contractual specifications or warranties, including without limitation, any applicable laws relating to maximum rates of interest (whether or not imputed) or similar charges and all required disclosures have been made with respect thereto under federal truth-in-lending and truth-in-leasing regulations to the extent applicable.

     9.17 No Impairment of Value or Rights. It will not do anything that might impair the value of any Lease or Equipment or any of the rights or obligations of the parties hereto under any Lease.

     9.18 No Lessor Liens. No Lease submitted to Lender pursuant to Section 5.3, or any Equipment subject thereto, or any other of its rights therein, has been assigned to, or be subject to, any lien or security interest in favor of, any person other than Lender.

     9.19  Notifications.  It will promptly notify Lender of:

           (a) any Event of Default or event which, upon the lapse of time or giving of notice, or both, would become an Event of Default, or any event which is, or upon the lapse of time or giving of notice, or both, would become a default under or breach of the Operating Agreement;

           (b) any and all litigation or other matters or events concerning it or any Lessee that has a reasonable possibility of materially and adversely affecting its or any Lessee's financial or other condition, its business performance, operations, properties or prospects or adversely affecting or Lender's security interest in the Collateral.



     9.20 Books and Records Financial and Other Information. SPE shall for itself, and as to TSFC, shall cause TSFC to:

           (a) maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles and practices consistently applied and in compliance with the regulations of any governmental regulatory body having jurisdiction over it;

           (b) give Lender and its representatives, at all reasonable times and upon reasonable notice, access to all records, files and books of accounting pertaining to all transactions subject to this Agreement, and permit Lender and its representatives to inspect, audit and make extracts therefrom;

           (c) upon the occurrence of an Event of Default or an event which, upon the lapse of time or giving of notice, or both, would become an Event of Default, permit Lender to exercise the inspection rights of TSFC under the Leases, on a non-exclusive basis;

           (d) deliver to Lender in form and detail satisfactory to Lender, and in such reasonable number of copies as Lender may request:

                (i) as soon as available, but no later than thirty (30) days after the end of each fiscal quarter, a quarterly financial statement;

                (ii) the lists of Lease receivables and statements showing the aging of receivables as required by Section 7.4;

                (iii) the statement of first loss provision required by Section 7.5;

                (iv)   such other information as Lender may reasonably request;
                       and

           (e) Deliver to Lender, in such reasonable number of copies as Lender may request, as soon as available, but no later than ninety (90) days after the end of each fiscal year, (I) the audited annual financial statements of CCI and (ii) the annual financial statements of TSFC, audited or reviewed if available, or unaudited but signed by the principal financial officer of TSFC.

     9.21 Audit. It shall permit Lender, from time to time, upon reasonable request and at Lender's sole expense, to conduct an audit of SPE's and/or TSFC's accounting and operating procedures as they relate to the Leases, provided such audit does not unreasonably interfere with SPE's or TSFC's normal business operation.

     9.22 Charges and Taxes. SPE shall make or arrange for all filings in respect of and pay (or reimburse Lender for, upon presentation of an invoice) all charges and local, state or federal taxes (other than net income taxes of the Lender or franchise taxes levied upon Lender's net income), license fees, or other assessments, charges, fines and penalties, together with interest payable with respect thereto, levied or imposed upon or in connection with this Agreement, the Leases, the Equipment, the Rent and the Proceeds. Upon request of Lender, SPE shall cause TSFC to furnish Lender written evidence of such payment.

     9.23  Financial Covenants.

           (a) the Tangible Net Worth of TSFC shall at all times at or prior to the Anniversary Date be at least $17,500,000.00;

           (b) the ratio of TSFC's total consolidated debt (including subordinated debt) to TSFC's Tangible Net Worth shall at all times at or prior to the Anniversary Date be no greater than 3 to 1;


     Compliance with Section 9.23 shall be made in accordance with generally accepted accounting principles, consistently applied, as to both classification and amounts.

     9.24 Maximum Requests for Loans Per Month. It will make no more than a combined total of three (3) requests for Loans, under Section 3.1, during each thirty day period.

 10. REPOSSESSION AND REMARKETING

     10.1  Request to Repossess; Remarketing.   In the event that SPE does not
perform its obligations under Section 8.4 by reason of the limitation on its liability set forth therein, upon Lender's determination that a default exists under a Lease financed or refinanced by a Discount Facility Loan, either through notification by SPE or TSFC pursuant to Section 9.19 or otherwise, and that such default remains uncured within the time, if any, for curing the same permitted by the Lease, Lender, as secured party under this Agreement, may request SPE to cause TSFC to act as Lender's agent, and upon such request TSFC will, as such agent, use diligent efforts to repossess the Equipment subject to such Lease as promptly and efficiently as is legally permissible. Thereafter TSFC will refurbish and update, as needed, and, for a period of one hundred twenty (120) days or such other period as TSFC and Lender may agree upon in writing from the date the Equipment is repossessed (the "Remarketing Period"), attempt to sell or release such Equipment on a non-priority (but non-discriminatory) basis and on such terms and conditions as reflect fair market value for similar equipment and are acceptable to Lender, in its sole discretion. SPE shall cause TSFC to give no less priority to remarketing Equipment pursuant to this Section 10.1 than it would similar equipment owned, leased or managed by TSFC. The obligations of TSFC to remarket such Equipment for sale or lease shall include, but not be limited to, efforts to sell such Equipment, preparation and supervision of the documentation of each transaction and an accounting of the activities referred to in this Section 10.1, including information relative to the status of negotiations for offers made in respect of such Equipment.

     If TSFC has not remarketed any Equipment at the conclusion of the Remarketing Period, upon notice from Lender, TSFC's exclusive right to remarket shall terminate and Lender shall have the right to remarket such Equipment on terms and conditions satisfactory to it. If Lender remarkets the

Equipment, it shall retain Proceeds in an amount equal to the Loan Repayment Amount applicable to the Loan financing the Lease to which such Equipment was subject and any Remarketing Expenses incurred by Lender and shall remit the Excess Proceeds to SPE.

     Nothing contained in this Section 10.1 shall be deemed to constitute a release by Lender of its security interest in any of the Collateral. Lender shall release its security interest in Equipment which has been sold pursuant to this Section 10.1.

     10.2 Remarketing Expenses. Remarketing Expenses shall be for the account of the party incurring such expenses and shall be recoverable from Proceeds of such remarketing realized by the party remarketing the Equipment.

     10.3  Assignment.  The rights and obligations of any party under this
Section 10 may be assigned only with the written consent of all parties.

     10.4 No Guaranty. Notwithstanding anything contained herein to the contrary, the obligations and duties of SPE contained in this Section 10 shall not be construed to include a guarantee by SPE that the Remarketing Proceeds with respect to any Equipment will equal or exceed the Loan Repayment Amount relating to such Equipment.


 11. EVENTS OF DEFAULT, REMEDIES

     11.1 Events of Default. Any one of the following events shall constitute an "Event of Default" hereunder:

           (a) SPE shall fail to remit to Lender when due any Lease Proceeds or Proceeds of an item of Equipment received by SPE or TSFC, or shall fail to make any payment required hereunder, in each case within five (5) days of the date due thereof;

           (b) SPE shall fail to observe or perform any other obligation hereunder, or under any other agreement between Lender and SPE, which is not corrected or in the process of being corrected within thirty (30) days of written notice thereof from Lender;

           (c) any covenant, representation or warranty made by SPE, TSFC or CCI/Triad to Lender in any Operative Document or in any certificate delivered pursuant thereto shall be untrue in any material respect when made or during any period of time for which it is enforceable or shall be breached by SPE, TSFC or CCI/Triad.
                Notwithstanding the foregoing, to the extent that such a breach occurs, and such breach relates to an individual Lease, SPE shall have thirty (30) days from receipt of demand by Lender to repurchase the Lease pursuant to the terms of the Mandatory Prepayment clause set forth at Paragraph 3.7 herein. SPE's failure to repurchase such a Lease within said thirty (30) day period shall then constitute an Event of Default under this subparagraph (c).

           (d) an injunction, attachment or other legal process shall issue against any material part of SPE's or TSFC's property or a material judgment or lien shall be filed against SPE or TSFC which is not stayed, vacated, bonded, or otherwise discharged within ninety (90) days after the date of entry thereof;

           (e) SPE, TSFC or CCI/Triad shall cease to do business as a going concern, shall become bankrupt, shall make an assignment for the benefit of creditors or otherwise take advantage of the bankruptcy or any other law for the relief of debtors; a trustee or receiver for SPE, TSFC or CCI/Triad shall be appointed or there shall be filed by or against SPE, TSFC or CCI/Triad any petition under any provision of the Federal Bankruptcy Code, as amended, and such petition shall not be dismissed, withdrawn, or otherwise eliminated within ninety
                (90) days after the filing thereof;

           (f) any ERISA plan of CCI/Triad, SPE or TSFC shall terminate, or CCI/Triad, SPE or TSFC shall fully or partially withdraw from such a plan or plan which could result in liability of CCI/Triad, TSFC or SPE to the Pension Benefit Guaranty Corporation or to such plan or plans in the Aggregate amount of One Million Dollars ($1,000,000) or more (in excess of any applicable insurance).

     11.2 Remedies. (a) If an Event of Default shall have occurred, and such Event of Default had not been cured within an applicable cure period, and further upon notice of such Event of Default to SPE ,Lender shall have the right to do any or all of the following:

                (i) complete and deliver to the Lessees the notices received by Lender from SPE pursuant to Section 5.3(f) and to commence direct collection of the Rents until such time as Lender has received the total Loan Repayment Amount of all Loans due under the Agreement;

                (ii) (1) exercise of any of the Lessor's rights under any of the Leases, or (2) by written notice, require SPE to exercise on behalf of Lender as secured party under this Agreement any and all of the rights available to the Lessor under any Lease to the extent not already exercised by SPE, whereupon SPE shall immediately take all requested action;

                (iii) discontinue making Loans; or

                (iv) proceed against SPE, TSFC, CCI/Triad or all of them, for all rights and remedies Lender may have in law or in equity under this Agreement and/or the Operating Agreement.

           (b) Upon the occurrence of an Event of Default, or upon the failure of a Lessee to perform its obligation under a Lease, Lender shall have and may exercise all the rights and remedies of a secured party under the California Uniform Commercial Code (expressly including, but not limited to, those granted under 9-502(1) and 9-306 dealing with retention of cash proceeds); and any other applicable laws (including but not limited to the right to assume direct collection of any and all Leases and retain any and all cash proceeds collected under the leases until such time that Lender has received the total Loan Repayment Amount of all Loans due under this Agreement); provided, however, that so long as Lessee under a Lease is not in default thereunder, Lender shall not take any action or exercise any right that would disturb such Lessee's full and quiet enjoyment of all of such Lessee's rights under that Lease. Lender will give SPE reasonable notice of the time and place of any public sale of any Collateral or of the time after which any public or private sale of such Collateral or any other intended disposition thereof is to be made. Unless otherwise provided by law, the requirement of reasonable notice shall be met if such notice is delivered at least ten (10) days before or mailed, postage prepaid, to SPE, at least twenty (20) days before the time of such sale or disposition. Subject to applicable provisions of this Agreement, Collateral proceeds including, but not limited to, the proceeds of any sale or disposition of Collateral shall be applied: first, to the expense of settling all liens and claims against such Collateral and all reasonable costs, charges and expenses incurred by Lender in connection with the Event of Default, Lender's exercise of remedies under this Section 11.2

                (including without limitation those described in Section 12.4), and in taking, removing, holding, preparing for sale and selling the Equipment; second, to the payment of the remaining total Loan Repayment Amount of all Loans; third, to any other unpaid obligations of SPE hereunder; or of TSFC, or CCI/Triad under the Operating Agreement and fourth, any remaining proceeds shall be paid to SPE.

           (c) Notwithstanding the foregoing, Lender shall have the right to discontinue making Loans at any time in its sole discretion, whether or not an Event of Default has occurred.

           (d) Nothing contained in this Section 11.2 shall entitle Lender to recourse against SPE with respect to payment of the Loans which is not expressly granted to Lender by this Agreement.

 12. MISCELLANEOUS

     12.1 General. Waiver of any particular default shall not be a waiver of any other default. All Lender's rights are cumulative and not alternative. No waiver or change modification or amendment in this Agreement shall bind Lender or SPE unless an officer of Lender and SPE, has agreed to such waiver or change modification or amendment in writing. Any provision of this Agreement contrary to, prohibited by or invalid under applicable laws or regulations shall be inapplicable and deemed omitted herefrom, but shall not invalidate the remaining provisions hereof. No oral agreement, guaranty or warranty shall be binding. This Agreement shall be governed by the laws of California.

     12.2 Notices. All notices, demands, directions, consents and approvals hereunder shall be in writing and shall be delivered in person, by telecopy, by overnight courier or by prepaid certified mail, addressed to the party for whom it is intended, if to

           CCI/Triad Financial Holding Corporation
           3055 Triad Drive
           Livermore, California, 94550
           Attention: William Allen, President
           Telecopy No. 510-455-6471

           with a copy to Corporate Counsel;


if to Lender, the party stated in Section E. Of the Schedule 1 document, and shall be deemed delivered on the day of actual receipt. Either party may change its' address for the receipt of notices, demands, directions, consents, and approvals by notice duly given to the other party pursuant to this Section 12.2.


     Notices may also effectively be given by transmitting over electronic devices such as facsimile machine, if either party to whom such notice is being sent has such device in its office. Notices given by electronic transmitting devices shall be deemed effective on the date of transmission.

     12.3 Waivers. Lender and SPE hereby respectively waives demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, and all other demands and notices of any description, except as expressly provided herein. No delay or omissions on the part of either party in exercising any right, remedy, option, or notice of default, except as any pertinent statute of limitations which may apply, on any one occasion, shall be construed as a bar to or waiver of any other default, right, remedy or option, or the same default, right, remedy or option on any future occasion.

     12.4 Costs and Expenses. In any case where Lender or SPE is entitled hereunder to reimbursement of costs and expenses, such costs and expenses shall include interest on any judgment and court costs, reasonable legal fees and expenses (including allocated fees of internal counsel).

     12.5 Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon Lender and SPE and their respective successors and permitted assigns. Neither party may assign this Agreement without the other party's consent, unless such assignment is to any wholly owned subsidiary, parent or affiliate of the assigning party. If either party does not consent to such proposed assignment, SPE shall have the option to prepay the outstanding aggregate Loan Repayment Amount to Lender at a price to be determined by mutual agreement of the parties.

     12.6 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between Lender and SPE with respect to the subject matter hereof, except to the extent other agreements are referred to herein or contemplated hereby or executed contemporaneously herewith, and supersede all previous communications whether oral or written between Lender and SPE with respect to such subject matter. No agreement or understanding varying or extending any rights or obligations hereunder of either of the parties shall be binding unless in a writing signed by a duly authorized officer or representative of the party against which such variance or extension is sought to be enforced.

     12.7 Headings; Titles. The cover, table of contents and titles for Sections used in this Agreement are intended to be descriptive only and shall not be deemed to limit, extend or in any way modify the meaning of the text of this Agreement. References to integral sections without decimals include all decimal sections within such integral sections.

     12.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.






       -------------------------------END----------------------------

                                   EXHIBIT A
                                       TO
                          LOAN AND SECURITY AGREEMENT


                            SUBORDINATION AGREEMENT


         1. Each of the undersigned secured parties (collectively known herein as "Secured Parties" and individually known herein as "Secured Party"), understands that each of the other Secured Parties presently holds or asserts, and/or may hereafter hold or assert, ownership and/or security interests in property of TRIAD SYSTEMS FINANCIAL CORPORATION ("TSFC") and/or CCI/TRIAD FINANCIAL HOLDING CORPORATION ("SPE"), in respect of various lease financing arrangements between SPE, TSFC, COOPERATIVE COMPUTING, INC. ("CCI"), and each of the other Secured Parties.

         2. Each of the Secured Parties will from time to time acquire or discount, and in connection therewith, acquire, from any one or more of SPE, TSFC and/or CCI, chattel paper, including but not limited to leases of equipment, related lease documents, and any related credit support documents.

         3.    Definitions:

                       (a) As used herein "Paper" means and includes all chattel paper at any time or times, heretofore or hereafter, acquired or to be acquired by a Secured Party from any one or more of SPE, CCI and/or TSFC, pursuant to a discounting or other financing agreement, or upon sale, or by purchase, including but not limited to leases of property, related lease documents and related credit support documents; and in all events said term shall include, without limitation, any and all interest of the Secured Party in such chattel paper and/or such documents including, without limitation, all rights, claims, benefits and other interests at any time or times existing or arising in, to or under, or in relation to such chattel paper and/or such documents.

                       (b) As used herein, the term "Equipment" means and includes all personal property at any time or times, heretofore or hereafter, leased or to be leased under a lease or leases included in any of the Paper of a Secured Party, whether or not such property may be or become fixtures.

                    (c) As used herein, the term "Superior Secured Party" means and includes a Secured Party whose right, title to and interest (including, without limitation, ownership interests and/or security interests) in such Superior Secured Party's Paper and Equipment is or becomes, by virtue of the express provisions of this Agreement hereinafter set forth, superior to and acquires hereby priority over any and all interests (including, without limitation, ownership interests and/or security interests) which the other Secured Parties may at any time or time have, hold or assert therein.

         4. Each Secured Party hereby agrees with the other Secured Parties that all of its right, title to and interest (including, without limitation, ownership interests and/or security interests) in all property (including, without limitation, the Paper of the other Secured Parties and/or the Equipment of the other Secured Parties) which it acquires or discounts at any time or from time to time, from any one or more of SPE, CCI and/or TSFC, shall be or remain fully subordinated to the interest therein of the other Secured Parties and/or completely released with respect thereto in accordance with and only in accordance with, the following provisions:

         Each Secured Party agrees that,

                    (i) by its execution of this Agreement, any and all right, title to and interest (including, without limitation, ownership interests and/or security interests) which such Secured Party may at any time or times have, hold or assert in any Paper and/or Equipment of another Secured party and all proceeds thereof shall be and remain, or shall thereby become and remain, fully and effectively subordinated to all of such other Secured Party's interests therein, including, without limitation, such other Secured Party's title thereto, ownership thereof, and/or any and all other rights, claims, benefits and other interests of such other Secured Party therein at any time or times existing or arising;

                    (ii) this subordination shall be or become effective in each instance, and a Secured Party shall be or become a Superior Secured Party, by virtue of, and only by virtue of, delivery (whether heretofore or hereafter) to the Superior Secured Party, by virtue of, and only by virtue of, delivery (whether heretofore or hereafter) to the Superior Secured Party by any one or more of SPE, CCI or TSFC and possession (whether heretofore or hereafter) by such Superior Secured Party of an executed form of assignment of an item of the Paper of the Superior Secured Party and the single original executed item of the Paper (whether heretofore or hereafter), so marked, identifying or describing the property subject thereto:

    (iii) a Superior Secured Party's ownership interest and/or security interest in its Paper and Equipment is or shall be superior to and have priority over any and all interests (including, without limitation, ownership interests and/or security interest) which the other Secured Parties may at any time or times have, hold or assert therein, irrespective of the time or order of attachment or the time or order of perfection of any such ownership interest and/or security interests, or the time of filing financing statements, or the time of giving or failing to give notice of acquisition of purchase money or other ownership interests and or security interest;

     (iv) if a Secured Party is or becomes a Superior Secured Party with respect to any Paper, such Superior Secured Party shall automatically and simultaneously be or becomes a Superior Secured Party with respect to any Equipment leased or to be leased under a lease or leases included in any such Paper;

      (v) this subordination is or shall be applicable to the Paper and Equipment of each Secured Party.

     5. Any Secured Party may unilaterally withdraw from this Agreement as to future transactions effective upon (i) not less than twenty (20) days written notice thereof to all other Parties hereto and (ii) its effectuation of a complete termination and release from any and all financing statements and/or other filed or recorded security documents which such Secured Party may hold in connection with any one or more of SPE, TSFC and/or CCI, of all Paper and Equipment excepting only such Paper and Equipment held by such Secured Party as of the date of withdrawal and as to which such Secured Party holds a ownership interest and/or security interest therein

          Any such within from this Agreement by a Secured Party shall have no effect upon, or alter the rights of the other Secured Parties respecting transactions occurring prior to the effective date of the withdrawal, except as expressly set forth in this Agreement.

     6. Each Secured Party agrees that, if and to the extent requested by any superior Secured Party with respect to the Paper and Equipment of such Superior Secured Party as to which the ownership interests and/or Security interests of all the Secured Parties except such Superior Secured Party have been or are subordinated pursuant to this Agreement, it will effectively and completely release all of its ownership interest and/or Security interests at any time existing or arising in the property designated by such request, and will promptly execute and deliver such documents and instruments as may be necessary to exclude or release such designated property from any and all financing statements and/or other filed or recorded security documents which it may hold affecting such Superior Secured Party's ownership interests and/or security interests therein.

     7. Until all obligations of SPE, TSFC and/or CCI to a Superior Secured Party with respect to any ownership interest and/or which are secured by a security interest in any Paper or Equipment of the Superior Secured Party have been fully discharged, each other Secured Party agrees that it will not knowingly receive, accept or retain, or take any action affecting, such Paper or Equipment of such Superior Secured Party.

     8. It is expressly acknowledged by each of the Secured Parties that any one or more of SPE, CCI and/or TSFC intend, from time to time hereafter, to enter into various lease financing arrangements with one or more parties other than the Secured Parties, and that such other parties are likely to require, as a condition to entering into such lease financing arrangements with any one or more of SPE, CCI and/or TSFC, that this Agreement be amended so as to permit such other parties to become parties to this Agreement, as additional Secured Parties. Each of the Secured Parties agrees, promptly upon request of SPE, CCI and/or TSFC, from time to time hereafter, to execute and deliver amendments to this Agreement, in the form of Exhibit "A", together with such other documents or instruments as are necessary or incident thereto, providing for the admission of one or more additional parties or Secured Parties hereunder, and for the entitlement of such other parties or Secured Parties to become Superior Secured Parties, but only in accordance with the express conditions and provisions of this Agreement.

     9. No delay on the part of any Secured Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Secured Party of any right or remedy shall preclude other or further exercise thereof, or the exercise of any other right or remedy.

     10. This Agreement supersedes and replaces all previous subordination agreements between the Secured Parties with respect to any Paper and Equipment of the Secured Parties.

     11. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

     ASSENT:

     TRIAD SYSTEMS FINANCIAL            COOPERATIVE COMPUTING, INC.
     CORPORATION

     By:                                By:
        ------------------------           ------------------------

     Title:                             Title:
           ---------------------              ---------------------

     CCI/TRIAD FINANCIAL
     HOLDING CORPORATION

     By:
        ------------------------
     Title:
           ---------------------

     BA CREDIT CORPORATION              MITSUI VENDOR LEASING
                                        U.S.A., INC.

     By:                                By:
        ------------------------           ------------------------

     Title:                             Title:
           ---------------------              ---------------------

     NEWCOURT FINANCIAL                 HELLER FINANCIAL, INC.
                                        U.S.A, INC.

     By:                                By:
        ------------------------           ------------------------

     Title:                             Title:
           ---------------------              ---------------------

     MELLON US LEASING,                 NORWEST EQUIPMENT
     A DIVISION OF                      FINANCE, INC.
     MELLON LEASING CORPORATION

     By:                                By:
        ------------------------           ------------------------

     Title:                             Title:
           ---------------------              ---------------------

     METLIFE CAPITAL CORPORATION        SANWA BUSINESS CREDIT
                                        CORPORATION

     By:                                By:
        ------------------------           ------------------------

     Title:                             Title:
           ---------------------              ---------------------

                                   EXHIBIT B
                                       TO
                          LOAN AND SECURITY AGREEMENT



                        OPERATING AND SUPPORT AGREEMENT



OPERATING AND SUPPORT AGREEMENT entered into as of ____________, 199___ among COOPERATIVE COMPUTING, INC. dba TRIAD SYSTEMS CORPORATION, a Delaware corporation ("CCI/Triad"), its wholly-owned subsidiaries, TRIAD SYSTEMS FINANCIAL CORPORATION, a California corporation ("TSFC"), CCI/TRIAD FINANCIAL HOLDING CORPORATION , a California corporation ("SPE") and __________________________________, a _____________ corporation ("Lender").


                                  INTRODUCTION


     1. CCI/Triad is in the business of manufacturing and marketing computer systems ("System(s)"), and providing servicing therefor.

     2. TSFC is in the business of purchasing Systems for the purpose of leasing the same to the end-users thereof, some part of which leases are sold and transferred to SPE for good consideration.

     3. TSFC, from time to time, enters into sale and collection assignment agreements with SPE under which TSFC sells to SPE receivables due TSFC under the leases and assigns a security interest in the leases, and the equipment subject to such leases.

     4. SPE has entered into a Loan and Security Agreement dated as of _____________, 199___ with Lender (the "Loan and Security Agreement") pursuant to which Lender agrees to lend to SPE the discounted value of certain lease receivables and SPE agrees, in order to secure repayment of such loans, to grant to Lender a security interest in such receivables, the related leased equipment and the related leases.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is agreed as follows:

     1. Definitions. As used herein, the following terms shall have the meanings set forth below:

        (a) "Lease" shall have the same meaning as defined in Section 1.18 of the Loan and Security Agreement.

        (b) "Customer"  shall mean any person who leases a System under a Lease.

        (c) "CCI/Triad" shall have the same meaning as defined in Section 1.36 of the Loan and Security Agreement.

        (d) "Obligations" shall have the same meaning as defined in Section 6.1 of the Loan and Security Agreement.

     2. Marketing Opportunity. TSFC agrees that CCI/Triad may offer to its Customers interested in leasing a System the alternative of entering into a Lease with TSFC upon such terms as shall be fixed from time to time by TSFC. TSFC shall have and retain the right to reject any Customer interested in acquiring a System, but if TSFC and the Customer enter into a Lease with respect to a System, then CCI/Triad agrees to sell to TSFC such System on the terms and conditions hereinafter set forth.

     3. Sale of System. If TSFC and a Customer enter into a Lease with respect to a System, then CCI/Triad agrees to sell such System to TSFC, to install the System at the location designated by Customer, and to provide all installation and initial services required to obtain the acceptance by Customer of said System.

     4. Price. The sales price of any System sold by CCI/Triad to TSFC in accordance with this Agreement shall be CCI/Triad's usual list price for the System, less any discount, acceptable to CCI/Triad, agreed upon in writing between TSFC and the Customer, plus all insurance, transportation, customs, license, registration, sales, use, excise, or other taxes or assessments and, if applicable, all costs arising from the exportation of a System from the United States of America and its importation and sale or lease and installation into the country of destination. Such price shall include all installation, cables, instruments, and related services in connection with the normal installation of a System by CCI/Triad.

     5. Payment Terms. CCI/Triad will invoice TSFC for the sales price set forth in Paragraph 4 within ten (10) days after the date of acceptance of the System by the Customer. The invoice shall conclusively establish the sale by CCI/Triad to TSFC of all CCI/Triad's right, title and interest in and to the equipment described in the invoice. The invoice shall further constitute confirmation by CCI/Triad of the representation and warranty by CCI/Triad to TSFC and its respective successors and assigns, that (i) CCI/Triad had good and valid title to the equipment and software described in the invoice, free of all liens, security interests, encumbrances, pledges, charges and claims of any kind; (ii) CCI/Triad will defend the title to that equipment and software against all claims and demands of all persons whomsoever; and (iii) no consent by any person is required for the assignment and other transfers made by the Agreement, or, if any such consent is required, such consent has been duly obtained.

     6. TSFC's Transfer to SPE. TSFC will sell and transfer to SPE certain of its rights and interests in the Leases, computer systems, software and equipment, as appropriate to provide security for the Loan and Security Agreement.

     7. Warranty. CCI/Triad warrants to TSFC and Lender only that the Systems to be delivered hereunder, at the time of delivery and for a period of ninety
(90) days thereafter, will be free from defects in material and workmanship. CCI/Triad's liability under the foregoing warranty shall be limited to the repair or replacement, at its option and expense, of any defective or non conforming part of the System, F.O.B. manufacture or repair site. CCI/Triad makes no other warranty or representation to TSFC, SPE, Lender or any Customer, whether express or implied, including any implied warranties of merchantability or fitness for a particular purpose. TSFC is authorized to extend to the Customer the foregoing warranty provision and agrees that no Lease entered into by it shall contain any warranty other than the foregoing.

     8. Software. CCI/Triad grants to TSFC and SPE a non-exclusive license, with the right to relicense any Customer, to use (and to assign a security interest therein to Lender) any and all software required to operate, a System sold hereunder.

     9. Patents. CCI/Triad agrees and authorizes TSFC and SPE to agree on the behalf and for the account of CCI/Triad that CCI/Triad will defend, at its own expense, any action or proceeding brought against a Customer to establish that all or part of a System (including software) constitutes an infringement of or violation of any lawful patent or copyright and will pay any damages or cost awarded therein against any Customer by reason of any such infringement, including reasonable legal fees and expenses incurred by Lender provided that CCI/Triad shall be informed in writing of any such proceeding as soon as is practicable after its commencement and given the right to control the defense thereof. If any part of the System is found by final judgment of any competent tribunal to infringe or violate any patent or copyright, and the use thereof is enjoined, then CCI/Triad shall, within ninety (90) days, at its sole election and expense, either (i) obtain authorization for the Customer or Lender or its assignee to continue using the part thereof so enjoined, or (ii) replace the part thereof so enjoined with a comparable, non infringing part, or (iii) modify the part thereof so enjoined to eliminate the infringement, or (iv) remove the System and repurchase the System for the unpaid portion of the purchase price or the unamortized portion of the capitalized value of the Lease related thereto, whichever is applicable. The foregoing states CCI/Triad's whole complete responsibility or liability with respect thereto.

     10. Insurance. CCI/Triad agrees to maintain adequate insurance on any System sold hereunder for the full value thereof until such date as TSFC acquires title to the System.

     11. Support.

         (a) CCI/Triad represents to Lender that it owns 100% of the stock of TSFC and TSFC owns 100% of SPE, and CCI/Triad agrees that it will maintain its existing control of TSFC and TSFC agrees it will maintain its existing control of SPE.

         (b) CCI/Triad and TSFC each agree that they each will cause SPE to comply in a timely manner with its Obligations herein and under the Loan and Security Agreement by making equity contributions or subordinated loans to SPE in amounts sufficient to enable SPE to comply with such Obligations.

         (c) SPE, TSFC and CCI/Triad authorize Lender, without notice or demand, and without affecting their respective liabilities hereunder, from time to time, to:

             (i) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations of Lessees under Leases assigned to Lender or the Obligations or any part thereof;

             (ii) take and hold security for such Obligations or the Obligations, and exchange, enforce, waive and release any such security; and

             (iii) apply such security and direct the order and manner of sale thereof as Lender, in its discretion, may determine. Lender may, without notice, assign its rights in this Agreement in whole or in part.

         (d) (i)   SPE, TSFC and CCI/Triad each respectively waive any right to require Lender to (a) proceed against any other party, or (b) proceed against or exhaust any security held from SPE or (c) pursue any other remedy in Lender's power whatsoever. SPE, TSFC and CCI/Triad each respectively waive any defense arising by reason of the cessation from any cause whatsoever of the liability of any other person. Until all the Obligations of Customers under Leases assigned to Lender and the Obligations shall have been paid in full, SPE, TSFC and CCI/Triad each respectively waive any interest in the security held by Lender and any benefit, and any right to participate in, any security now or hereafter held by Lender.

             (ii) SPE, TSFC and CCI/Triad each respectively waive all presentments, demands for performance, notices of non-performance, protests, notices of dishonor, and notices of acceptance of this Agreement, and each respectively waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

         (e) CCI/Triad agrees that it shall assume all liability for, and shall indemnify and hold harmless TSFC, Lender and their respective assignees from any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including attorneys' fees, arising out of or relating to any negligent acts of TSFC claimed to have been committed in connection with the sale or lease of Systems to Customers or such assignees.

     12. Term. This Agreement shall continue in effect until terminated by mutual agreement of the parties; provided, however, that any party may terminate this Agreement upon three (3) months' written notice of such termination to the other parties, but no such termination shall have the effect of terminating any of the rights, obligations or liabilities of any party with respect to Systems theretofore sold and purchased pursuant hereto. Notwithstanding the foregoing, this Agreement shall remain in full force and effect, and may not be terminated, as long as any Lease assigned by SPE to Lender pursuant to the Loan and Security Agreement remains in effect.

     13. Further Assurance. The parties hereto shall cooperate with each other in the preparation and execution of such documents and the taking of such actions as may be reasonably necessary to carry out the provisions and purposes of this Agreement.

     14. Compensation. TSFC agrees to perform such services (including billing, for the account of SPE, of amounts due under Agreements) and provide such facilities for SPE as are reasonably required to conduct the business of SPE. SPE agrees to compensate TSFC for its services at reasonable fees as mutually agreed from time to time.

     15. Remarketing Support. CCI/Triad and TSFC each agrees to provide remarketing support to SPE to enable it to perform its Obligations under
Section 10 of the Loan and Security Agreement.

     16. Notices. All notices given or made hereunder shall be deemed to have been given when made in writing and hand delivered to, or deposited in the mail, first class postage prepaid, addressed to, the other parties as follows (or such other address as any party hereto may from time to time designate in writing to the others):


                    Cooperative Computing, Inc.
                    3055 Triad Drive
                    Livermore, CA 94550
                    Attention: President
                    with a copy to Corporate Counsel

                    Triad Systems Financial Corporation
                    3055 Triad Drive
                    Livermore, CA 94550
                    Attention: President
                    with a copy to Corporate Counsel

                    CCI/Triad Financial Holding Corporation
                    3055 Triad Drive
                    Livermore, CA 94550
                    Attention: President
                    with a copy to Corporate Counsel


                    (Lender)____________________________

                    ____________________________________

                    ____________________________________

                    Attention:  ________________________


     17. Successors; Assigns. Neither CCI/Triad nor TSFC shall assign its obligations hereunder without the consent of the other parties hereto. This Agreement shall inure to the benefit of the successors and assigns of CCI/Triad, TSFC and Lender.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of California.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunder duly authorized as of the day and year first above written.

COOPERATIVE COMPUTING, INC. ('CCI/Triad")

     By:_______________________________

     Its:_______________________________




TRIAD SYSTEMS FINANCIAL CORPORATION ("TSFC")

     By:_______________________________

     Its:_______________________________

CCI/TRIAD FINANCIAL HOLDING CORPORATION("SPE")

     By:________________________________

     Its:_________________________________

____________________________________ ("Lender")

     By:_________________________________

     Its:_________________________________

                                   EXHIBIT C
                                       TO
                          LOAN AND SECURITY AGREEMENT



                         SECURITY SUPPLEMENT NO. _____



     Security Supplement No. ______, dated ____________, 19___ by CCI/TRIAD FINANCIAL HOLDING CORPORATION as borrower ("Debtor") under a Loan and Security Agreement dated as of ________________, 199__ (the "Agreement") with ___________________________, as lender ("Secured Party"). Capitalized terms used herein are used with the meaning given in the Agreement.


                                    RECITALS

     A. The Agreement provides for the execution and delivery from time to time of Security Supplements thereto substantially in the form hereof, each of which shall particularly describe Rent, Equipment, Leases, and other property to be assigned and included in the Collateral under the Agreement.

     B. The Agreement relates to the Equipment, the Leases, all Rents and other payments due from Lessees thereunder, and other property described therein.

     NOW THEREFORE, THIS SUPPLEMENT WITNESSETH:

     1. Debtor confirms that the Equipment described in the Schedule hereto has been delivered to the Lessee(s) named in the Schedule, is located on the properties described in the relevant Leases, and is part of the Collateral under the Agreement, subject to the security interest with respect thereto granted thereby.

     2. In consideration of and in order to induce Secured Party to make Loans to Debtor, and in order to secure (a) the prompt repayment of the Loans and payment of all interest accrued thereon, (b) the strict performance and observance by Debtor of the obligations to be performed by it under the Agreement and (c) all costs of litigation, collection (including attorneys fees) or other costs expended or incurred in connection with the enforcement of Secured Party's rights under the Agreement (collectively, the ("Obligations"):

                                GRANTING CLAUSE

     Debtor hereby grants a security interest in favor of Secured Party in all of the Leases, Guaranties and Equipment described in the Schedule hereto to the full extent set forth in Section 6 of the Agreement.

     3. Debtor has full power and authority to execute this Security
Supplement.

     4. If any assigned moneys are received by Debtor, the same will be delivered to Secured Party as provided in the Agreement.

     5. Debtor hereby confirms as of the date hereof its representations and warranties contained in Sections 9(b) and 9(c) of the Agreement.

     6. This Security Supplement shall be construed as supplemental to the Agreement and shall form a part thereof. As supplemented hereby, the Agreement is in all respects ratified, approved and confirmed, and the Agreement and this Security Supplement shall together constitute one and the same instrument.

     7. This Security Supplement is being delivered in, and shall in all respects be governed by and construed in accordance with, the laws of California.

     8. This Security Supplement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same Security Supplement.

     IN WITNESS WHEREOF, Debtor has caused this Security Supplement to be duly executed by one of its officers thereunto duly authorized, as of the day and year first above written.



     CCI/TRIAD FINANCIAL HOLDING CORPORATION

                    By:______________________________
                    Title:___________________________


Accepted:



___________________________

By:
Title:

                                  EXHIBIT D
                                     TO
                         LOAN AND SECURITY AGREEMENT



                            NOTICE OF ASSIGNMENT



[Date]




TO:  [Name and Address of Lessee]



     You are currently leasing from Triad Systems Financial Corporation ("TSFC") a computer system or systems, equipment and/or software. Notice is hereby given that, pursuant to a Loan and Security Agreement dated as of ____________, 199__ between TSFC's assignee, CCI/Triad Financial Holding Corporation, and ___________________________ ("Lender"), a security interest in your lease and the related equipment was granted to Lender. As provided in your lease, you are hereby directed to make all payments of rent and other amounts due under your lease directly to __________________________________________ or at such other address as Lender may direct.


Very truly yours,


TRIAD SYSTEMS FINANCIAL CORPORATION


By: ______________________________

Name:  ___________________________

Title:  __________________________

                                   EXHIBIT E
                                       TO
                          LOAN AND SECURITY AGREEMENT



                   ACCOUNTING FOR REPOSSESSED AND REMARKETED
                        EQUIPMENT AND FIRST LOSS BALANCE




[letterhead of SPE ]


[Date]



[Address]




   Re: Statement of Activity and First Loss Balance for the Quarterly Period Ending _____________________. 19 ______



Gentlemen:

This statement is delivered pursuant to the Loan and Security Agreement dated as of ___________, 199___ between you and our assignee, CCI/Triad Financial Holding Corporation ("SPE"), (the "Agreement"; defined terms therein being used herein as so defined).


1A. First Loss "NET LOSS POOL" ("NLP') as of beginning of the above statement period ("Period').

1B. Ten percent (10%) of the aggregate principal amount of Loans made during the Period.

2. Standard Cost of all Equipment remarketed during the Period.

3. Unreimbursed amounts paid by SPE to Lender on behalf of Lessees during the Period.

4. Subtotal Debits and Credits during the Period.

5. Net Loss Pool balance at ________________, 19___.

(See attached sample report format.)

                                   EXHIBIT F
                                       TO
                          LOAN AND SECURITY AGREEMENT

                         SALE AND ASSIGNMENT AGREEMENT

SALE AND ASSIGNMENT AGREEMENT entered into as of January 1, 1997 between TRIAD SYSTEMS FINANCIAL CORPORATION, a California corporation ("TSFC"), and CCI/TRIAD FINANCIAL HOLDING CORPORATION, a California corporation ("FHC").

                                  INTRODUCTION

      1. Cooperative Computing, Inc., a Delaware corporation doing business as Triad Systems Corporation and the parent corporation of TSFC and FHC ("CCI/Triad"), is in the business of manufacturing and marketing computer systems ("System(s)"), and providing servicing therefor.

     2. TSFC is in the business of purchasing Systems from CCI/Triad and other personal property from other vendors for the purpose of leasing the same to the end-users thereof ("Customer(s)" or "Lessee(s)").

     3. FHC is in the business of purchasing from TSFC lease receivables consisting of the periodic rental payments due under leases entered into by TSFC with its customers and financing such purchases with loans from various funding sources, secured by a continuing security interest in, among other things, such receivables and all of FHC's and TSFC's right, title and interest in and to such leases and in the related Systems, software and other equipment.

     4. FHC has entered into a Loan and Security Agreement dated as of January 1, 1997 (the "Loan and Security Agreement"), with HELLER FINANCIAL, INC. ("Lender"), pursuant to which Lender has agreed to lend to FHC the discounted value of certain of such lease receivables and FHC has agreed, in order to secure repayment of such loans, to grant to Lender such security interests. Capitalized terms used herein are used with the meanings given in the Loan and Security Agreement.

     5. TSFC desires to sell to FHC, and FHC desires to purchase from TSFC, the lease receivables consisting of the Rent set forth on Schedule A hereto (the "Specified Rent") under the Leases referred to therein (the "Specified Leases"), and in that connection TSFC will grant to FHC a continuing security interest in the Specified Leases, the related Equipment (the "Specified Equipment") and other Collateral pertaining thereto (collectively, the "Specified Collateral"), all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties, it is agreed as follows:

     1. Additional Definitions. As used herein, the terms "Specified Eligible Equipment", "Specified Eligible Lease", "Specified Guaranty", "Specified Lease Proceeds" and "Specified Proceeds" shall mean Eligible Equipment, Eligible Lease, Guaranty, Lease Proceeds and Proceeds, respectively, pertaining to the Specified Leases and the Specified Equipment referred to in Schedule A hereto.

     2. Sale. TSFC hereby sells and assigns to FHC, and FHC hereby purchases from TSFC, the Specified Rents for the purchase price set forth in Schedule A hereto. TSFC expressly retains and reserves its interest in the Specified Leases and the Specified Equipment, subject, however, to the security interest therein granted in Section 3.

     3. Security Interest. In order to induce FHC to purchase the Specified Rents and to enable FHC to comply with its obligations under Section 6 of the Loan and Security Agreement, TSFC hereby assigns, pledges and grants a continuing security interest to FHC in all of its right, title and interest in and to the following described properties, assets and rights (such properties, assets and rights collectively called the "Specified Collateral"):

     (a) each Specified Lease and all of TSFC's rights thereunder including the right to receive payments (including Rent and security deposits) due to TSFC thereunder and the right to exercise rights and remedies upon default;

     (b) every item or component of Specified Equipment subject to Specified Leases, together with (i) all accessions, replacements and substitutions thereto and therefor and (ii) all upgrades, add-ons and additions thereto and therefor to the extent they have been financed by Lender under the Loan and Security Agreement, and (iii) all of its rights in the software and licenses related thereto;

     (c) each and every Specified Guaranty, security interest, mortgage or other security (including security deposits) securing the payment and performance of the Lessees' obligations under the Specified Leases;

     (d) all Specified Lease Proceeds and Proceeds of items or components of Specified Equipment;

         (e) all warranty and other rights TSFC may have with respect to the Specified Leases and the Specified Equipment subject thereto against the manufacturer(s) of the Specified Equipment; and

         (f) the proceeds (whether cash or non-cash proceeds), and products of all the properties, assets and rights described in paragraphs (a),
         (b), (c), (d), and (e) above including without limitation, all insurance payments, whether or not FHC or Lender is the loss payee thereof; in each case whether now owned or hereafter acquired.

TSFC acknowledges that FHC will assign, pledge and grant to Lender the foregoing security interest, pursuant to Section 6 of the Loan and Security Agreement, as security for FHC's Obligations.

         4. Representations, Warranties and Covenants of TSFC. TSFC represents, warrants and covenants that:

         4.1 Due Organization. It is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation, and is duly qualified or otherwise authorized to do business wherever necessary to carry on its present business and operations and to perform its obligations under this Agreement and each Specified Lease.

         4.2 Authority. It has the full power, authority and legal right to enter into and perform its obligations under this Agreement.

         4.3 Principal Place of Business. Its chief executive office and the office where it maintains its records concerning payments under the Specified Leases is in Livermore, California, and it will not change such principal place of business or remove therefrom such records, or any other records relating to the Collateral or any Loan, or change its name, identity or corporate structure, without at least thirty (30) days prior written notice to Lender.

         4.4 Binding Obligation. This Agreement has been duly authorized, executed and delivered by TSFC and constitutes the legal, valid and binding obligation of TSFC, enforceable against it in accordance with its terms.

         4.5 Approvals and Consents. No stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligation, or authorization, consent, approval or license by, exemption from or registration with, any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, is necessary in connection with the execution, delivery and performance of the obligations of TSFC under this Agreement, and no consent of any owner, lessor or mortgagee of premises where any Specified Equipment is located is needed to permit any of Lender,

FHC or TSFC to enforce the rights of the lessor under the Specified Leases or, if required, the same have been obtained and certified copies have been delivered to Lender.

         4.6 Compliance with Laws. There is no law, governmental rule, regulation, judgment, decree or order binding on it that would be contravened by the execution and delivery of, and performance under, this Agreement by TSFC. TSFC will at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over it or its business if not complied with, would have a material adverse effect on its business, condition (financial or other), performance, operations, properties or prospects or on its ability to perform its obligations under this Agreement or the Specified Leases.

         4.7 Clear Ownership. The interest of FHC and TSFC combined are, and will continue to be, the record and beneficial ownership of 100% of each Specified Lease and all Specified Equipment subject to Specified Leases in which TSFC is named as Lessor free and clear of all mortgages, deeds of trust, pledges and other liens, security interests, charges or encumbrances, except for liens for taxes due but not yet payable and liens in favor of Lender and TSFC shall promptly deliver to Lender any executed counterparts of Specified Leases which were not delivered to Lender pursuant to Section 5.3(a) of the Loan and Security Agreement and which have subsequently come into possession of it. Notwithstanding the foregoing, TSFC shall be entitled to transfer to CCI/Triad or another subsidiary corporation of CCI/Triad record and beneficial ownership of any Specified Equipment, subject to Specified Leases in which TSFC is named as Lessor, provided that:

         (a) TSFC remains fully bound under this Agreement with respect to all obligations hereunder, including the obligations assumed by the assignee;

         (b) TSFC has complied with any and all requirements under the applicable Specified Lease or Leases with respect to such transfer;

         (c) the assignee assumes in writing the obligations of TSFC under this Agreement, subject to all the terms and conditions hereof and Lender's rights and remedies under the Loan and Security Agreement, and recognizes the continuing validity and priority of the lien of Lender in the Specified Equipment;

         (d) the assignee executes any documentation reasonably required by Lender to facilitate the foregoing provisions of this Section 4.7 and the Operating Agreement; and

     (e) the assignee and TSFC execute and file all Uniform Commercial Code financing statements and assignment statements necessary or appropriate, in Lender's sole judgment, to continue, perfect and protect Lender's first priority security interest in the Specified Collateral hereunder.

     4.8 Filings. This Agreement and the Uniform Commercial Code filings made pursuant hereto create in favor of FHC a valid and perfected first priority security interest in the Specified Collateral and, upon assignment to Lender, create in favor of Lender a valid and perfected first priority security interest in the Specified Collateral securing the Obligations.

     4.9 Actions. There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened against or affecting TSFC or its properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, if determined adversely to it, would have a material adverse effect on its business, condition (financial or other), performance, operations, properties or prospects, its ability to perform its obligations under this Agreement or the Specified Leases or FHC's or Lender's security interest in the Specified Collateral.

     4.10 Payment of Taxes. TSFC has filed and will file all tax returns (federal, state and local) required to be filed and has paid all taxes shown thereon to be due, including interest and penalties, unless it is contesting the payment of certain taxes in good faith and has established adequate reserves therefor.

     4.11 Notices. It will send to FHC and Lender copies of all significant notices, including, but not limited to, any notices with respect to the terms of any Specified Lease, and other instruments or communications required or permitted to be given by the Lessee under any Specified Lease.

     4.12 Further Assurances; Enforcement of Leases. TSFC will: (a) preserve and maintain its corporate existence and all rights, privileges and franchises now enjoyed and conduct its businesses in an orderly, efficient and customary manner; and (b) from time to time, at its own expense, take all actions reasonably necessary to establish, preserve, protect and perfect the rights created by this Agreement, including, without limitation, (i) the full and punctual performance of all of its obligations under the Specified Leases; (ii) the enforcement of the Specified Leases without waiver, amendment or modification; and (iii) the exercise of any and all rights of the lessor under the Specified Leases as may be necessary or advisable to assure full compliance with the terms and provisions thereof and to protect FHC's and Lender's security interest in the Specified Collateral.

     4.13 Validity and Enforceability of Specified Leases and Specified Guaranties. Each Specified Eligible Lease and Specified Guaranty is genuine, valid and enforceable and is not subject to any offset, deduction, counterclaim or lien.

     4.14 Specified Leases Duly Entered Into. All parties to each Specified Lease and Specified Guaranty have full power, authority and legal right to enter into and perform its obligations under such Specified Lease or Specified Guaranty, as the case may be. Each Specified Lease and Specified Guaranty will be duly authorized, executed and delivered by the parties thereto, will constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms and are in full force and effect on the date of this Agreement, and no default thereunder exists on such date. The entire agreement with each Lessee is embodied solely in the executed counterparts of the applicable Specified Lease and other documentation furnished to Lender with respect to such Specified Lease.

     4.15 Equipment Description. Each Specified Lease describes the Specified Equipment leased to the Lessee named in such Specified Lease, the Specified Rent required for such Specified Equipment and any applicable early termination payments.

     4.16 Specified Leases Comply with Laws. Each Specified Lease complies with and does not violate applicable laws, regulations or contractual specifications or warranties, including without limitation, any applicable laws relating to maximum rates of interest (whether or not imputed) or similar charges and all required disclosures have been made with respect thereto under federal truth-in-lending and truth-in-leasing regulations to the extent applicable.

     4.17 No Impairment of Value or Rights. TSFC will not do anything that might impair the value of any Specified Lease or Specified Equipment or any of the rights or obligations of the parties hereto under any Specified Lease.

     4.18 No Lessor Liens. No Specified Lease or any Specified Equipment subject thereto, or any other of its rights therein, has been assigned to, or is subject to, any lien or security interest in favor of, any person other than FHC and Lender.

     4.19      Notifications. TSFC will promptly notify FHC and Lender of:

     (a) any Event of Default or event which, upon the lapse of time or giving of notice, or both, would become an Event of Default, or any event which is, or upon the lapse of time or giving of notice, or both, would become a default under or breach of the Operating Agreement;

     (b) any and all litigation or other matters or events concerning it or any Lessee that has a reasonable possibility of materially and adversely affecting its or any Lessee's business, condition (financial or other), performance, operations, properties or prospects or adversely affecting Lender's security interest in the Specified Collateral.

     4.20      Books and Records; Financial and Other Information. TSFC shall:

     (a) maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles and practices consistently applied and in compliance with the regulations of any governmental regulatory body having jurisdiction over it;

     (b) give Lender and its representatives, at all reasonable times and upon reasonable notice, access to all records, files and books of accounting pertaining to all transactions subject to this Agreement, and permit Lender and its representatives to inspect, audit and make extracts therefrom; and

     (c) upon the occurrence of an Event of Default or an event which, upon the lapse of time or giving of notice, or both, would become an Event of Default, permit Lender to exercise TSFC's inspection rights under the Specified Leases, on a non-exclusive basis.

     4.21 Audit. TSFC shall permit Lender, and shall cause CCI/Triad to permit Lender, from time to time, upon reasonable request and at Lender's sole expense, to conduct an audit of TSFC'S and CCI/Triad's accounting and operating procedures as they relate to the Specified Leases, provided such audit does not unreasonably interfere with TSFC's or CCI/Triad's normal business operations.

     4.22 Charges and Taxes. TSFC shall make all filings in respect of and pay (or reimburse Lender for, upon presentation of an invoice) all charges and local, state or federal taxes (other than net income taxes of Lender or franchise taxes levied upon Lender's net income), license fees, or other assessments, charges, fines and penalties, together with interest payable with respect thereto, levied or imposed upon or in connection with this Agreement, the Specified Leases, the Specified Equipment, the Specified Rent and the Specified Proceeds. Upon request of FHC or Lender, TSFC shall furnish Lender written evidence of such payment.

     5. Representations, Warranties and Covenants of FHC. FHC represents, warrants and covenants that:

     5.1 Due Organization. It is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation, and is duly qualified or otherwise authorized to do business wherever necessary to carry on its present business and operations and to perform its obligations under this Agreement.

     5.2 Authority. It has the full power, authority and legal right to enter into and perform its obligations under this Agreement.

     5.3 Binding Obligation. This Agreement has been duly authorized, executed and delivered by FHC and constitutes the legal, valid and binding obligation of FHC, enforceable against it in accordance with its terms.

     5.4 Approvals and Consents. No stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligation, or authorization, consent, approval or license by, exemption from or registration with, any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, is necessary in connection with the execution, delivery and performance of the obligations of HFC under this Agreement.

     5.5 Compliance with Laws. There is no law, governmental rule, regulation, judgment, decree or order binding on it that would be contravened by the execution and delivery of, and performance under, this Agreement by FHC. FHC will at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over it or its business if not complied with, would have a material adverse effect on its business, condition (financial or other), performance, operations, properties or prospects or on its ability to perform its obligations under this Agreement.

     6.   Indemnities.

     (a) TSFC shall indemnify, protect and defend FHC and Lender and hold each of them safe and harmless from and against any and all losses, claims, demands, penalties, actions, suits, proceedings, costs, expenses (including reasonable attorneys' fees), damages and liabilities ("Indemnified Amount") (other than Indemnified Amounts arising from or pertaining to the gross negligence or willful misconduct by FHC or Lender) that may at any time be made, brought, incurred, assessed or adjudged against Lender arising from or pertaining to:

     (i) the manufacture, purchase, license, subscription, financing, ownership, delivery, rejection, nondelivery, possession, use, dismantling, transportation, storage, operation, maintenance, repair, return or other disposition of the Specified Equipment;

(ii) breach of any covenant or warranty made by TSFC or CCI/Triad relating to any Specified Equipment or Specified Lease or maintenance of any Specified Equipment, including qualification of any Specified Equipment for any tax benefit;

(iii) any claim, action or proceeding involving patent or trademark infringement or copyright or trade secret violations relating to the Specified Equipment (including any interest or penalty) whether or not such claim, action or proceeding involves a claim of infringement or a combination or design patent;

(iv) failure of FHC, and, pursuant to the Loan and Security Agreement, Lender, for whatever reason, to have obtained a first priority perfected purchase money security interest in and lien on the Specified Collateral, including, without limitation, the Specified Leases and the Specified Equipment whether or not (A) the Specified Equipment is deemed to be an asset of a Lessee as the result of a Specified Lease being held to be a security agreement rather than a true lease or (B) Uniform Commercial Code financing statements of form UCC-1 were filed against a Lessee with respect to the Specified Equipment under Section 5.3(c) of the Loan and Security Agreement;

(v) any misrepresentation made by any agent or employee of TSFC or CCI/Triad in the course of negotiations regarding any Specified Lease or Specified Equipment;

(vi) any breach of any warranty or covenant, or any misrepresentation, of TSFC or CCI/Triad in any Specified Lease, any Operative Document or any certificate of an officer of TSFC or CCI/Triad delivered in accordance therewith;

(vii) failure of any Specified Lease or Specified Equipment to comply with applicable laws, regulations or contractual specifications or warranties, or to be an Specified Eligible Lease or Specified Eligible Equipment, as the case may be;

(viii) any dispute, claim, offset, or defense of any Lessee (other than payment by, or discharge in bankruptcy of, such Lessee) to the payment of any Specified Rent;

     (ix) FHC having received from TSFC, and accordingly Lender having received from FHC, only a fax copy (rather that the original, manually executed copy) of any Specified Lease or any Specified Guaranty;

     (x) failure of TSFC or CCI/Triad to pay when due any taxes for which it is liable; and

     (xi) any wrongful or negligent acts or omissions of TSFC, its agents or assigns, in carrying out its obligations, upon the request of FHC or Lender or pursuant to the Servicing Agreement, under Section 7 or Section 10 of the Loan and Security Agreement.

     TSFC shall assume, at its expense, full responsibility for the defense and satisfaction of the foregoing, with counsel reasonably satisfactory to FHC and Lender. All of the indemnities set forth in this Section 6(a) shall survive the cancellation or termination of this Agreement and the Loan and Security Agreement.

     (b) Upon the occurrence of any of the events set forth in Section 6(a), TSFC unconditionally agrees to pay FHC or Lender, upon written demand, the Indemnified Amount.

     7. Further Assurance. The parties hereto shall cooperate with each other in the preparation and execution of such documents and the taking of such actions as may be reasonably necessary to carry out the provisions and purposes of this Agreement.

     8. Notices. All notices, demands, directions, consents and approvals hereunder shall be in writing and shall be delivered in person, by telecopy, by overnight courier or by prepaid certified mail, addressed to the party for whom it is intended, if to:

          Triad Systems Financial Corporation
          3055 Triad Drive
          Livermore, CA 94550
          Attention: Ronald D. Lindberg, Vice President
          Telecopy No. 510/449-6962

          CCI/Triad Financial Holding Corporation
          3055 Triad Drive
          Livermore, CA 94550
          Attention: Ronald D. Lindberg, Vice President
          Telecopy No. 510/449-6962

Any party may change its address for the receipt of notices, demands, directions, consents and approvals by notice duly given to the other parties pursuant to this Section 8.

     9. Successors; Assigns. Neither TSFC nor FHC shall assign its obligations hereunder without the consent of Lender. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns; the representations, warranties and covenants of TSFC in this Agreement shall specifically inure to the benefit of Lender, as assignee of FHC.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California.

     11. Entire Agreement. The terms and conditions herein contained constitute the entire agreement among the parties hereto with respect to the subject matter hereof, except to the extent that other agreements are referred to herein or contemplated hereby or executed contemporaneously herewith, and supersede all previous communications whether oral or written among the parties hereto with respect to such subject matter. No agreement or understanding varying or extending any rights or obligations hereunder of any of the parties shall be binding unless in a writing signed by a duly authorized officer or representative of the party against which such variance or extension is sought to be enforced.

     In WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunder duly authorized as of the day and year first above written.

TRIAD SYSTEMS FINANCIAL
CORPORATION

By: __________________________

Its: _________________________


CCI/TRIAD FINANCIAL HOLDING
CORPORATION

By: __________________________

Its: _________________________